As filed with the Securities and Exchange Commission on January 31, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GUARDFORCE AI CO., LIMITED

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Anson Road, #28-01 International Plaza, Singapore 079903
Tel: +66 (0) 2973 6011

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, N.Y. 10168 (800) 221-0102 (Name, address, and telephone number of agent for service)
Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 202-869-0888

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company     ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 31, 2022

PROSPECTUS

GUARDFORCE AI CO., LIMITED

19,799,990 Ordinary Shares

This prospectus relates to 19,799,990 ordinary shares of the Company, par value $0.003 per share (“Ordinary Shares”) that may be sold from time to time by the selling shareholders named in this prospectus, which includes: (i) 7,919,997 Ordinary Shares; and (ii) 11,879,993 Ordinary Shares (the “Warrant Shares”) issuable to selling shareholders upon the exercise of warrants (the “Warrants”), in each case issued in a private placement consummated on January 20, 2022 (the “Private Placement”), pursuant to certain Securities Purchase Agreement by and among us and certain institutional investors (the “Investors”), dated as of January 18, 2022 (the “Securities Purchase Agreement”).

We will not receive any of the proceeds from the sale of our Ordinary Shares by the selling shareholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for acquisitions and partnerships, investments in technology and expanding corporate infrastructure, expansion of the Company’s sales team and marketing efforts, and general working capital.

The selling shareholders named in this prospectus, may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered hereby. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 18 of this prospectus.

Our Ordinary Shares and Warrants are both listed on the Nasdaq Capital Market under the symbol “GFAI” and “GFAIW”, respectively. The last reported sale price of our Ordinary Shares and Warrants on the Nasdaq Capital Market on January 28, 2022 was $0.73 and $0.2699, respectively.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 8 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2022

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 19,799,990 Ordinary Shares, including 7,919,997 Ordinary Shares and up to 11,879,993 Warrant Shares issuable to selling shareholders upon the exercise of Warrants.

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Ordinary Shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Ordinary Shares offered hereby or thereby.

If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Ordinary Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and the “Company” in this prospectus each refer to Guardforce AI Co., Limited and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the “Risk Factors” section and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws, the rules and regulations of the SEC, stock exchange rules, and other applicable laws, regulations and rules, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

OUR COMPANY

Company Overview

The information contained in or incorporated by reference into this prospectus summarizes certain information about our company. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus and the other information incorporated by reference into this prospectus.

We are a market leader with almost 40 years of experience in the cash logistics business in Thailand and our services include cash-in-transit, dedicated vehicles to banks, ATM management, cash center operations, cash processing, coin processing, cheque center, and cash deposit machine solutions (cash deposit management and express cash service). Our customers include local commercial banks, chain retailers, coin manufacturing mints, and government authorities. Our five major customers are Government Savings Bank, Bank of Ayudhya, TMB Bank, Thanachart Bank and CP All Public Company. A few global customers also retain our services under temporary contract. As of the date of this prospectus, we employed 1,814 staff located in 21 branches of GF Cash (CIT) and had 478 vehicles.

We were founded in 2018 to acquire our operating subsidiary GF Cash (CIT). The principal executive office of our Company has been changed to Singapore from Bangkok, Thailand since November 2021.

Our operating subsidiary, GF Cash (CIT), was founded in 1982 (the Company was formerly named Securicor (Thailand) Limited) and was renamed G4S Cash Service (Thailand) Limited in 2005. The Company was renamed again as Guardforce Cash Solution (Thailand) Limited in 2016 and the name was further changed to Guardforce Cash Solution Security (Thailand) Company Limited in 2018. The principal office of GF Cash (CIT) is located in Bangkok, Thailand.

Substantially all of our revenues are derived from GF Cash (CIT)’s secure logistic business and gross revenue for the years ended December 31, 2020 and 2019 was approximately $37.65 million and $38.57 million, respectively.

In 2020, in addition to our secure cash logistics business, we began to develop other non-cash related solutions and services. In view of the pace of global robotics development and in response to the more automated requirements, driven in part by the COVID-19 pandemic, we have begun to rollout robotic solutions for our customers in Thailand and the rest of the Asia Pacific region. As of December 31, 2020, we had generated approximately $0.2 million in revenue from our robotic solutions business.

Corporate Information

Our corporate address is 10 Anson Road, #28-01 International Plaza, Singapore 079903. Our company email address is info@guardforceai.com.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at https://www.guardforceai.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Securities.

Recent Development

2022 Equity Incentive Plan

On January 25, 2022, we adopted the Guardforce AI Co., Limited 2022 Equity Incentive Plan, or the Plan. The purposes of the Plan are to (a) promote the long-term growth and profitability of the Company, and any affiliate to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of employees, consultants and directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business. The Plan provides for an aggregate of 3,180,000 Ordinary Shares, in the form of incentive share options, non-qualified share options, restricted shares, restricted share units, share appreciation rights, performance Share awards and performance compensation awards to employees, directors, and consultants of the Company or any affiliates of the Company and the Plan would expire on January 25, 2032. See the Report on Form 6-K furnished on January 27, 2022 for more information of the Plan.

As of the date of this prospectus, 260,000 restricted Ordinary Shares are currently issued and outstanding, and 2,920,000 of our Ordinary Shares remain available for grant under the Plan.

Enter Into Transfer Agreements

On November 1, 2021, the Company entered into a Transfer Agreement (the “Singapore Agreement”) to acquire 100% of the equity interests in Guardforce AI Singapore Pte. Ltd., a company incorporated in Singapore (“Guardforce AI Singapore”). Pursuant to the Singapore Agreement, Guardforce AI Singapore became a wholly owned subsidiary of the Company.

On November 18, 2021, the Company entered into a Transfer Agreement (the “Macau Agreement”) to acquire 100% of the equity interests in Macau GF Robotics Limited, a company incorporated in Macau (“Macau GF”). Pursuant to the Macau Agreement and upon the closing of the acquisition, Macau GF will become a wholly owned subsidiary of the Company. As of the date of this prospectus, the acquisition has not closed yet.

On November 18, 2021, the Company entered into another Transfer Agreement (the “Malaysia Agreement”) to acquire 100% of the equity interests in GF Robotics Malaysia Sdn. Bhd., a company incorporated in Malaysia (“Malaysia GF”). Pursuant to the Malaysia Agreement and upon the closing of the acquisition, Malaysia GF will become a wholly owned subsidiary of the Company. The acquisition was closed on January 20, 2022.

Risk Factors Summary

There are a number of risks that you should consider and understand before making an investment decision regarding securities that we are offering. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth or incorporated by reference in the section titled “Risk Factors” and before deciding whether to invest in our securities. These risks include, but are not limited to:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	The effect of the coronavirus, or the perception of its effects, on our operations and the operations of our customers and suppliers could have a material adverse effect on our business, financial condition, results of operations and cash flows;

●	Our negative operating profits may raise substantial doubt regarding our ability to continue as a going concern;

●	We operate in highly competitive industries;

●	We currently report our financial results under IFRS;

●	We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our recent revenues;

●	We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

●	Changes to legislation in Thailand may negatively affect our business;

●	Unexpected increases in minimum wages in Thailand would reduce our net profits;

●	Increases in fuel cost would negatively impact our cost of operations;

●	Our strategy may not be successful;

●	We might not have sufficient cash to fully execute our growth strategy;

●	We might not have sufficient cash to repay a related party loan obligation;

●	Our business success depends on retaining our leadership team and attracting and retaining qualified personnel;

●	In the future we may not be able to use the Guardforce trademark, which could have a negative impact on our business;

●	We may be subject to service quality or liability claims, which may cause us to incur litigation expenses and to devote significant management time to defending such claims, and if such claims are determined adversely to us we may be required to pay significant damage awards;

●	Decreasing use of cash could have a negative impact on our business;

●	Implementation of our robotics solution has required, and may continue to require, significant capital and other expenditures, which we may not recoup;

●	We may fail to successfully integrate our acquisition of Handshake Networking Ltd. and may fail to realize the anticipated benefits;

●	We may not be able to obtain the necessary funding for our future capital or refinancing needs;

●	Any compromise of the cybersecurity of our platform could materially and adversely affect our business, operations and reputation; and

●	Our transfer pricing decisions may result in uncertain tax exposures for our group.

Risks Relating to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

●	We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations.

Risks Relating to Doing Business in Thailand

Risks and uncertainties related to doing business in Thailand include, but are not limited to, the following:

●	A severe or prolonged downturn in the global economy or the markets that we primarily operate in could materially and adversely affect our revenues and results of operations;

●	We are vulnerable to foreign currency exchange risk exposure; and

●	The ability of our subsidiaries to distribute dividends to us may be subject to restrictions under the laws of their respective jurisdictions.

Risks Related to Our Securities

Risks and uncertainties related to our securities include, but are not limited to, the following:

●	Future issuances of our shares would dilute the interests of existing shareholders;

●	Acquisitions in the future may result in the demand for significant additional funding which may result in substantial dilution to existing shareholders;

●	Future acquisitions or divestitures could materially change our business and materially and adversely affect our results of operations and financial condition;

●	We have no plans to pay dividends;

●	You may have difficulty enforcing judgments obtained against us;

●	Because we are incorporated under the laws of the Cayman Islands, it may be more difficult for our shareholders to protect their rights than it would be for a shareholder of a corporation incorporated in another jurisdiction;

●	The market price of our Ordinary Shares and warrants may fluctuate, and you could lose all or part of your investment;

●	We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree;

●	The warrants may not have any value;

●	Holders of warrants purchased in this offering will have no rights as shareholders until such holders exercise their warrants and acquire our Ordinary Shares;

●	You will experience immediate and substantial dilution as a result of this offering;

●	We do not expect to declare or pay dividends in the foreseeable future;

●	If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected;

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws;

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies;

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies;

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares; and

●	Future issuances of our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new Ordinary Shares or the trading of outstanding Ordinary Shares, could cause the market price of our Securities to decline and would result in the dilution of your holdings;

●	Future issuances of debt securities, which would rank senior to our Ordinary Shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our Ordinary Shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities; and

●	There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares;

THE OFFERING

Ordinary Shares Offered by the Selling Shareholders	Up to 19,799,990 Ordinary Shares, par value $0.003 per share, which consist of (i) 7,919,997 Ordinary Shares; and (ii) 11,879,993 Ordinary Shares issuable upon the exercise of Warrants.

Selling Shareholders	All of the Ordinary Shares are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 14 of this prospectus for more information on the selling shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of our Ordinary Shares in this offering. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for acquisitions and partnerships, investments in technology and expanding corporate infrastructure, expansion of the Company’s sales team and marketing efforts, and general working capital. See “Use of Proceeds” beginning on page 12 of this prospectus for additional information.

Registration Rights

Under the terms of the Registration Rights Agreement, we have agreed to file this registration statement with respect to the registration of the resale by the selling shareholders of the Ordinary Shares and Warrant Shares by the 15th calendar day after January 18, 2022 and cause the registration statement to be declared effective by the SEC by the earlier of (i) the 30th calendar day (or the 45th calendar day if the SEC reviews and has comments to this registration statement that would require the filing of a pre-effective amendment) after January 18, 2022 or (ii) the fifth trading day after we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

We are also required to keep the registration statement effective pursuant to Rule 415 under the Securities Act for resales by the selling shareholders on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which all of the selling shareholders may sell all of the Ordinary Shares and Warrant Shares required to be covered by the registration statement without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (ii) the date on which the selling shareholders have sold all of the Ordinary Shares and Warrant Shares covered under the registration statement.

Plan of Distribution

The selling shareholders named in this prospectus, may sell all or a portion of the Ordinary Shares and Warrant Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares and/or Warrant Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

See “Plan of Distribution” beginning on page 18 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk Factors	Investing in our Ordinary Shares involves a high degree of risk. You should carefully read and consider the information beginning on page 8 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our Ordinary Shares.

Nasdaq Capital Market symbol	Our Ordinary Shares and Warrants are both listed on the Nasdaq Capital Market under the symbol “GFAI” and “GFAIW”, respectively.

RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our Ordinary Shares to decline. Many of these factors are beyond our control and therefore, are difficult to predict. Prior to making a decision about investing in our securities, you should carefully consider the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 20-F filed with the SEC, and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus or any applicable prospectus supplement, together with all of the other information contained in this prospectus or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

The following disclosure is intended to highlight, update or supplement previously disclosed risk factors facing the Company set forth in the Company’s public filings. These risk factors should be carefully considered along with any other risk factors identified in the Company’s other filings with the SEC.

Risks Relating to our Corporate Structure

We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations.

The laws and regulations in Thailand place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. The Thai Foreign Business Act B.E. 2542 (1999), or FBA, requires foreigners to obtain approval under the FBA in order to engage in most service businesses. A company registered in Thailand will be considered a foreigner under the FBA if foreigners hold 50% or more of the shares in the company. The Security Guard Business Act B.E. 2558 (2015), or SGBA, also requires that companies applying for approval to engage in the business of providing security guard services by providing licensed security guards to protect people or personal property must have more than half of its shares owned by shareholders of Thai nationality and must have more than half of its directors being of Thai nationality.

We conduct our business activities in Thailand using a tiered shareholding structure in which direct foreign ownership in each Thai entity is less than 50%. The FBA considers the immediate level of shareholding of a company to determine the number of shares held by foreigners in that company for the purposes of determining whether the company is a foreigner within the meaning of the FBA, and will have regard to the shareholdings of a corporate shareholder which holds shares in that company to determine whether that corporate shareholder is a foreigner, however no cumulative calculation is applied to determine the foreign ownership status of a company when it has several levels of foreign shareholding. Such shareholding structure has allowed us to consolidate our Thai operating entities as our subsidiaries.

We have engaged legal counsel Watson Farley & Williams (Thailand) Limited in Thailand, and they are of the opinion that the shareholding structure of GF Cash (CIT) does not result in GF Cash (CIT) being a foreigner within the meaning of the FBA or failing to comply with the nationality requirements imposed by the SGBA. However, the local or national authorities or regulatory agencies in Thailand may reach a different conclusion, which could lead to an action being brought against us by administrative orders or in local courts. The FBA prohibits Thai nationals and non-foreigner companies from assisting, aiding and abetting or participating in the operation of a foreigner’s business if the foreigner would require approval under the FBA to engage in that business, or to act as a nominee in holding shares in a company to enable a foreigner to operate a business in contravention of the FBA. The FBA does not provide detailed guidance on what degree of assistance contravenes the FBA, however Thai shareholders are likely to be regarded as nominees under the FBA if they do not have sufficient funds to acquire their shares or did not pay for their shares, or if they have agreed to not to be paid the dividends to which they would be entitled under the company’s articles of association.

Documentation filed with the Ministry of Commerce includes supporting evidence that the Thai nationals holding shares in AI Thailand had sufficient financial resources to acquire their shares and confirms that AI Thailand has received the amount payable for those shares. If the authorities in Thailand find that our arrangements do not comply with their prohibition or restrictions on foreign investment in our lines of business, or if the relevant government entity otherwise finds that we or any of our subsidiaries is in violation of the relevant laws or regulations or lack the necessary registrations, permits or licenses to operate our businesses in Thailand, they would have broad discretion in dealing with such violations or failures, including:

●	revoking the business licenses and/or operating licenses of such entities;

●	imposing penalties of up to THB 1 million and imprisonment of up to three years plus penalties of THB 50,000 (approximately $1,560) for every day of a continuing offence;

●	ordering the cessation of any aiding or abetting contrary to the FBA;

●	discontinuing or placing restrictions or onerous conditions on the operations of our Thai subsidiaries, or on our operations through any transactions between our Company or our Cayman Islands or BVI subsidiaries on the one hand and our Thai subsidiaries on the other hand;

●	confiscating income from us, our BVI subsidiaries, or Thai subsidiaries, or imposing other requirements with which such entities may not be able to comply;

●	imposing criminal penalties, including fines and imprisonment on our Thai subsidiaries, their shareholders or directors;

●	requiring us to restructure our ownership structure or operations, including the sale of shares in GF Cash (CIT), which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our Thai subsidiaries; or

●	restricting or prohibiting our use of the proceeds of any public offering we may conduct to finance our business and operations in Thailand.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our Thai subsidiaries that most significantly impact their economic performance, or prevent us from receiving the economic benefits or absorbing losses from these entities, we may not be able to consolidate these entities in our consolidated financial statements in accordance with IFRS.

Risks Relating to Our Business

The robotics industry in Thailand and within the rest of the Asia Pacific region is still in its infancy. Within the robotics manufacturing space, the competition is high as most competitors are engaged in selling robots as a stand-alone product.

The robotics industry in Thailand and within the rest of the Asia Pacific region is still in its infancy. Within the robotics manufacturing space, the competition is high as most competitors are engaged in selling robots as a stand-alone product. The majority of our competitors are Chinese and Japanese robotics manufacturers. Our business model requires us to build a service model business based upon the robots manufactured by third-party robotics manufacturers. There can be no assurance that these robotics manufacturers will not change their business model to offer robotics as a service solution within the Asia Pacific region and compete against us. Should this occur, it will negatively affect our ability to compete effectively and, as a result, this may have an adverse effect on our business strategy and plans for rolling out our robotics solution.

The cybersecurity industry in Thailand and within the rest of the Asia Pacific region is extremely fragmented with numerous start-ups targeting niche segments of the cybersecurity market and established cybersecurity service providers competing in the government and large company segments.

The cybersecurity industry in Thailand and within the rest of the Asia Pacific region is extremely fragmented with numerous start-ups targeting niche segments of the cybersecurity market and established cybersecurity service providers competing in the government and large company segments. Our business model requires us to quickly expand the cybersecurity service offerings in Thailand, Hong Kong and the rest of the Asia Pacific region. Failure to develop and execute our service offerings in a timely and efficient manner could negatively affect our ability to expand our customer base and, as a result, this could have an adverse effect on our business, financial conditions and results of operations and cash flows.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and United States generally accepted accounting principles, or U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Risks Relating to our Ordinary Shares and Warrants

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Securities will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

Any trading market for our securities may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws.

We are incorporated under the Companies Act of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, except for one director, all of our other directors and our executive officers and the experts named in this prospectus reside outside the United States, and a significant amount of their assets are located outside the United States. As a result, service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

Future issuances of our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new Ordinary Shares or the trading of outstanding Ordinary Shares, could cause the market price of our Securities to decline and would result in the dilution of your holdings.

Future issuances of our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new Ordinary Shares or the trading of outstanding Ordinary Shares, could cause the market price of our Securities to decline. We cannot predict the effect, if any, of future issuances of our Securities, or the future expirations of lock-up agreements, on the price of our Securities. In all events, future issuances of our Securities would result in the dilution of your holdings. In addition, the perception that new issuances of our Securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Securities. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares for up to 60 days after the closing of this offering. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our Securities may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our Securities.

Future issuances of debt securities, which would rank senior to our Ordinary Shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our Ordinary Shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Ordinary Shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of Ordinary Shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Securities must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Securities.

Risks Relating to Doing Business in Thailand

A severe or prolonged downturn in the global economy or the markets that we primarily operate in could materially and adversely affect our revenues and results of operations.

We primarily operate in Thailand. Weak economic conditions as a result of a global economic downturn and decreased demand and prices due to the increased popularity of digital cash across the world may have a negative impact on our business. Decreased demand and prices would reduce our income and weaken our business. There are still great uncertainties regarding economic conditions and the demand for cash processing services. Any turbulence in global economies and prolonged declines in demand and prices in Thailand may adversely affect our business, revenues and results of operations. Apart from the above, the following factors may also affect our business: (1) the threat of terrorism is high within Thailand; (2) the political situation is not stable especially under the military rule and governance; (3) currency exchange rates; (4) bribery and corruption; (5) high tax rates; and (6) unstable energy prices.

We are vulnerable to foreign currency exchange risk exposure.

The value of the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.

Our consolidated financial statements are expressed in U.S. dollars, which is our reporting currency. Most of the revenues and expenses of GF Cash (CIT) are denominated in the THB. Meanwhile, our functional currency of our various other subsidiaries, is the U.S. dollar. To the extent that we need to convert THB into U.S. dollars for our operations, appreciation of the U.S. dollar against the THB would adversely affect the U.S. dollar amounts we recognize from the conversion. Fluctuations in the exchange rate will also affect the relative value of the U.S. dollar-denominated loan that we have borrowed from a related party.

The ability of our subsidiaries to distribute dividends to us may be subject to restrictions under the laws of their respective jurisdictions.

We are a holding company, and our main operating subsidiary is located in Thailand. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from the subsidiaries in these markets as well as other markets where we operate is subject to restrictions imposed by the applicable laws and regulations in these markets. Companies remitting payments to recipients outside of Thailand must obtain approval from the Bank of Thailand at the time of the remittance if the remittance exceeds the equivalent of $50,000. In practice, this approval is managed by the Bank of Thailand and is typically granted if copies of the supporting documentation showing the need for the transaction can be provided. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in Thailand to distribute dividends to us, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders. However, we may receive up to $15,443,990 from the cash exercise of the Warrants held by the selling shareholders.

We plan to use such proceeds, if and when we receive any, for acquisitions and partnerships, investments in technology and expanding corporate infrastructure, expansion of the Company’s sales team and marketing efforts, and general working capital. As of the date of this prospectus, we have not entered into any purchase agreements, understandings or commitments with respect to any acquisitions.

The foregoing represents our current intentions to use and allocate these proceeds based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use these proceeds.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

See “Plan of Distribution” elsewhere in this prospectus for more information.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the foreign courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

We have appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to 19,799,990 Ordinary Shares that previously issued to the selling shareholders and those issuable to the selling shareholders upon exercise of the outstanding Warrants, which we issued to the selling shareholders in the Private Placement as described below.

Private Placement of Ordinary Shares and Warrants

The Ordinary Shares and Warrants were issued in reliance upon the exemption from the registration requirements provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Each Investor represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the Ordinary Shares and Warrant Shares to satisfy a provision in certain registration rights agreement by and between the Company and each of the Investors, dated January 18, 2022 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Ordinary Shares and Warrant Shares within certain period of time.

We engaged EF Hutton, division of Benchmark Investments, LLC, as our placement agent for the Private Placement pursuant to a Placement Agency Agreement, or the PAA, dated as of January 18, 2022. Pursuant to the PAA, we agreed to pay EF Hutton a cash placement fee equal to 7.5% of the gross proceeds of the private placement, an additional cash fee equal to 0.5% of the gross proceeds from the private placement for non-accountable expenses, and also agreed to reimburse the representative up to $100,000 for accountable expenses.

On January 20, 2022, pursuant to the Securities Purchase Agreement, we issued and sold to the Investors 7,919,997 Ordinary Shares, at a purchase price of $1.30 per share; and Warrants to purchase up to an aggregate of 11,879,993 Ordinary Shares at an exercise price equal to $1.30 per share in the Private Placement.

The Warrants are immediately exercisable on the date of issuance, expire five years from the date of issuance. The exercise price of Warrants is subject to customary adjustment in case of stock splits, stock dividends, stock combinations and similar recapitalization transactions. The Warrants have certain downward pricing adjustment mechanisms, including with respect to any subsequent equity sale that is deemed a dilutive issuance, in which case the warrants will be subject to a floor price of $0.238 per share, as set forth in the Warrants. If at any time of exercise, there is no effective registration statement under the Securities Act registering the resale of the Ordinary Shares underlying Warrants, the Warrants may also be exercised, in whole or in part, by means of a cashless exercise according to a formula set forth in the Warrants.

Concurrently with the execution of the Securities Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 5% or more of the Company’s Ordinary Shares entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any Ordinary Shares which are or will be beneficially owned by them for sixty (60) days following the Effective Dates as defined in the Securities Purchase Agreement.

Information About the Selling Shareholders

The Ordinary Shares being offered by the selling shareholders are our Ordinary Shares and Ordinary Shares issuable to the selling shareholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “Private Placement of Ordinary Shares and Warrants” above. We are registering the Ordinary Shares and underlying Ordinary Shares of the Warrants in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares and Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below is based on information supplied to us by the selling shareholders and lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the Ordinary Shares held by each of the selling shareholders. Generally, a person “beneficially owns” our Ordinary Shares as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on their respective ownership of Ordinary Shares and outstanding Warrants of the Company, as of the date of this prospectus, assuming exercise of the Warrants held by each such selling shareholder on that date but taking account of any limitations on exercise set forth therein. See note 1 to the table below for more information of the limitations on warrant exercise.

The fourth column lists the Ordinary Shares being offered by this prospectus by the selling shareholders and does not take into account any limitations on exercise of the Warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of 100% of the maximum number of Ordinary Shares issued or issuable pursuant to the Warrants. While the fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus, the selling shareholders may only sell some or none of their Ordinary Shares in this offering. See “Plan of Distribution” below.

The number of shares owned and the percentage of beneficial ownership before this offering set forth in these columns are based on 29,121,839 shares (excluding 260,000 restricted Ordinary Shares granted on January 25, 2022 to our directors, officers and employees under our 2022 Equity Incentive Plan) as of the date of this prospectus, assuming the resale of all Ordinary Shares (issued and received upon exercise of the Warrants) covered by this prospectus and assuming no exercise of any other warrants issued by the Company. For purposes of computing the number of Ordinary Shares beneficially owned after this offering and computing percentage ownership after this offering, we have assumed that all Ordinary Shares held by the selling shareholders will be sold in this offering and all private placement warrants held by the selling shareholders will be converted to Ordinary Shares and sold in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to this Offering(1)	Percentage Owned Prior to this Offering(2)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus(3)	Number of Ordinary Shares Owned After this Offering(4)	Percentage of Outstanding Ordinary Shares Owned Following this Offering(2)(4)
Alta Partners LLC(5)	1,923,075	6.35%	1,923,075	0	0%
Bigger Capital Fund, LP(6)	1,269,311	4.2 3%	962,500	306,811	1.02%
Boothbay Absolute Return Strategies, LP(7)	318,460	1.09%	318,460	0	0%
Boothbay Diversified Alpha Master Fund LP(8)	162,310	*	162,310	0	0%
Cavalry Fund I LP(9)	480,767	1.63%	480,767	0	0%
Cavalry Special Ops Fund LLC(10)	480,767	1.63%	480,767	0	0%
CVI Investments, Inc.(11)	1,625,000	5.40%	1,625,000	0	0%
District 2 Capital Fund LP(12)	1,451,700	4.81%	962,500	489,200	1.62%
Empery Asset Master, LTD(13)	1,366,741	4.55%	1,177,010	189,731	*
Empery Tax Efficient III, LP(14)	392,572	1.34%	323,880	68,692	*
Empery Tax Efficient, LP(15)	478,762	1.63%	422,185	56,577	*
Hudson Bay Master Fund Ltd.(16)	3,846,155	12.24%	3,846,155	0	0%
Intracoastal Capital LLC(17)	490,270	1.67%	480,770	9,500	*
Iroquois Capital Investment Group LLC(18)	144,230	*	144,230	0	0%
Iroquois Master Fund Ltd.(19)	288,462	*	288,462	0	0%
L1 Capital Global Opportunities Master Fund(20)	625,000	2.12%	625,000	0	0%
Leviston Resources LLC(21)	673,075	2.28%	673,075	0	0%
Lind Global Fund II LP(22)	1,442,307	4.81%	1,442,307	0	0%
Sabby Volatility Warrant Master Fund, Ltd.(23)	3,953,237	12.38%	2,884,615	1,068,622	3.35%
Warberg WFIX LP(24)	636,822	2.16%	576,922	59,900	*

*	Less than 1%

(1)	The terms of the Warrants held by the selling shareholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the selling shareholders and their affiliates would represent beneficial ownership in excess of 4.99%, or 9.99%, if applicable, of our Ordinary Shares outstanding immediately after giving effect to such exercise, subject to the holder’s option upon notice to us to increase or decrease this beneficial ownership limitation; provided that any increase of such beneficial limitation percentage shall only be effective upon 61 days’ prior notice to us and such increased beneficial ownership percentage shall not exceed 9.99% of our Ordinary Shareholders (such limitation, a “Beneficial Ownership Limitation”). The number of shares in the second and fifth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

(2)	As of the date of this prospectus, a total of 29,121,839 Ordinary Shares (excluding 260,000 restricted Ordinary Shares granted on January 25, 2022 to our directors, officers and employees under our 2022 Equity Incentive Plan) are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

(3)	Represents the total number of Ordinary Shares issued and underlying the Warrants owned by each of the selling shareholders, assuming full exercise of the Warrants offered hereby without taking into account any Beneficial Ownership Limitation.

(4)	We have assumed that all Ordinary Shares held by the selling shareholders will be sold in this offering and all private placement warrants held by the selling shareholders will be exercised and sold in this offering.

(5)	Includes 769,230 Ordinary Shares and 1,153,845 Ordinary Shares issuable upon exercise of Warrants. Steven Cohen, Managing Member to Alta Partners LLC, may be deemed to share voting and dispositive power with respect to these securities. Steven Cohen disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Alta Partners LLC is 555 Calle Monserate Apt 503, San Juan PR 00907.

(6)	Includes 385,000 Ordinary Shares and 577,500 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 306,811 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Michael Bigger, Managing Member of general partner of Bigger Capital Fund, LP, may be deemed to share voting and dispositive power with respect to these securities. Michael Bigger disclaims beneficial ownership over the securities listed, except to the extent of any pecuniary interest therein. The principal business address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.

(7)

Includes 127,384 Ordinary Shares and 191,076 Ordinary Shares issuable upon exercise of Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of BOOTHBAY ABSOLUTE RETURN STRATEGIES, LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, New York 10022.

(8)

Includes 64,924 Ordinary Shares and 97,386 Ordinary Shares issuable upon exercise of Warrants. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay Diversified Alpha Master Fund LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, New York 10022.

(9)

Includes 192,307 Ordinary Shares and 288,460 Ordinary Shares issuable upon exercise of Warrants. Thomas Walsh, Managing Member of Cavalry Fund I LP, may be deemed to share voting and dispositive power with respect to these securities. Thomas Walsh disclaims beneficial ownership of the shares held by Cavalry Fund I LP except to the extent of his pecuniary interest, if any, in such shares. The address of Cavalry Fund I LP is 82 East Allendale Road, Suite 5B, Saddle River, NJ 07458.

(10)

Includes 192,307 Ordinary Shares and 288,460 Ordinary Shares issuable upon exercise of Warrants. Thomas Walsh, Managing Member of Cavalry Special Ops Fund LLC, may be deemed to share voting and dispositive power with respect to these securities. Thomas Walsh disclaims beneficial ownership of the shares held by Cavalry Special Ops Fund LLC except to the extent of his pecuniary interest, if any, in such shares. The address of Cavalry Special Ops Fund LLC is 82 East Allendale Road, Suite 5B, Saddle River, NJ 07458.

(11)

Includes 650,000 Ordinary Shares and 975,000 Ordinary Shares issuable upon exercise of Warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of shares purchased by the Investor in the private placement. The address of CVI Investments, Inc. is C/O Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(12)

Includes 385,000 Ordinary Shares and 577,500 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 489,200 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Michael Bigger, Managing Member of general partner of District 2 Capital Fund LP, may be deemed to share voting and dispositive power with respect to these securities. Michael Bigger disclaims beneficial ownership over the securities listed. The address of District 2 Capital Fund LP is 175 W Carver Street, Huntington, NY 11743.

(13)	Includes 470,804 Ordinary Shares and 706,206 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 189,731 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Martin Hoe and Ryan Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, LTD is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14)

Includes 129,552 Ordinary Shares and 194,328 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 68,692 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Martin Hoe and Ryan Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient III, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(15)	Includes 168,874 Ordinary Shares and 253,311 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 56,577 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Martin Hoe and Ryan Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(16)

Includes 1,538,462 Ordinary Shares and 2,307,693 Ordinary Shares issuable upon exercise of Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.

(17)

Includes 192,308 Ordinary Shares and 288,462 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 9,500 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

(18)

Includes 57,692 Ordinary Shares and 86,538 Ordinary Shares issuable upon exercise of Warrants. Richard Abbe, Managing Member of Iroquois Capital Investment Group LLC, may be deemed to share voting and dispositive power with respect to these securities. Richard Abbe disclaims beneficial ownership of the shares held by Iroquois Capital Investment Group, LLC except to the extent of his pecuniary interest, if any, in such shares. The address of Iroquois Capital Investment Group LLC is 125 Park Avenue, 25th Floor, New York, NY 10017.

(19)	Includes 115,385 Ordinary Shares and 173,077 Ordinary Shares issuable upon exercise of Warrants. Kimberly Page, Managing Member of its Investment Advisor of Iroquois Master Fund, Ltd., may be deemed to share voting and dispositive power with respect to these securities. Kimberly Page disclaims beneficial ownership of the shares held by Iroquois Master Fund, Ltd. except to the extent of his pecuniary interest, if any, in such shares. The address of Iroquois Master Fund Ltd.is c/o Iroquois Capital Management, LLC, 125 Park Avenue, 25th Floor, New York, NY 10017.

(20)

Includes 250,000 Ordinary Shares and 375,000 Ordinary Shares issuable upon exercise of Warrants. David Feldman, Portfolio Manager of L1 Capital Global Opportunities Master Fund, may be deemed to share voting and dispositive power with respect to these securities. David Feldman disclaims beneficial ownership over the securities listed. The address of L1 Capital Global Opportunities Master Fund is 1688 Meridian Avenue., Level 6, Miami Beach, FL 33139.

(21)

Includes 269,230 Ordinary Shares and 403,845 Ordinary Shares issuable upon exercise of Warrants. Roman Rogol, Chief Financial Officer of Leviston Resources LLC, may be deemed to share voting and dispositive power with respect to these securities. Roman Rogol disclaims beneficial ownership over the securities listed. The address of Leviston Resources LLC is 1225 Avenue Ponce De Leon, PH-855, San Juan, Puerto Rico 00907.

(22)

Includes 576,923 Ordinary Shares and 865,384 Ordinary Shares issuable upon exercise of Warrants. Jeff Easton, is the Managing Member of Lind Global Partners II, LLC, which is the General Partner of Lind Global Fund II LP, and in such capacity may be deemed to share voting and dispositive power with respect to these securities. Jeff Easton disclaims beneficial ownership over the securities listed. The address of Lind Global Fund II LP is 444 Madison Avenue, Fl 41, New York, NY 10022.

(23)

Includes 1,153,846 Ordinary Shares and 1,730,769 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 1,068,622 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. The address of the Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(24)	Includes 230,769 Ordinary Shares and 346,153 Ordinary Shares issuable upon exercise of Warrants. The selling shareholder also beneficially owns 59,900 ordinary shares issuable upon the exercise of warrants issued in our initial public offering. Jonathan Blumberg, Manager of Warberg WFIX LP, may be deemed to share voting and dispositive power with respect to these securities. Jonathan Blumberg disclaims beneficial ownership over the securities listed. The address of Warberg WFIX LP is 716 Oak St, Winnetka, IL 60093.

PLAN OF DISTRIBUTION

We are registering our Ordinary Shares issued and issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares by the holders of the Ordinary Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of these Ordinary Shares. We will bear all fees and expenses incident to our obligation to register these shares of our Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $50,202.55 in total,  including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

The following describes our Ordinary Shares and summarizes the material provisions of our Amended and Restated Memorandum and Articles of Association , which is based upon, and is qualified by reference to, our Amended and Restated Memorandum and Articles of Association and the applicable provisions of Cayman Islands law. This summary does not purport to be complete. You should read our Amended and Restated Memorandum and Articles of Association which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Amended and Restated Memorandum and Articles of Association and the Companies Act.

We were incorporated in the Cayman Islands on April 20, 2018 under the Companies Act. Following completion of the 3:1 share consolidation, change in par value and increase in authorized shares, we have an authorized share capital of $900,000 divided into 300,000,000 Ordinary Shares, $0.003 par value per share, which may be issued from time to time at the discretion of the Board of Directors without shareholder approval.

As of the date of this prospectus, there are 29,121,839 Ordinary Shares (excluding 260,000 restricted Ordinary Shares granted on January 25, 2022 to our directors, officers and employees under our 2022 Equity Incentive Plan) issued and outstanding. All of our Ordinary Shares issued and outstanding prior to and after the completion of the offering are and will be fully paid.

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company is not required to open its register of members to the general public for inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders, who are non-residents of the Cayman Islands, may freely hold and vote their Ordinary Shares.

Dividends

The holders of our Ordinary Shares are entitled to receive such dividends as may be declared by our board of directors subject to our Amended and Restated Memorandum and Articles of Association and the Companies Act. Under Cayman Islands law, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, in certain cases distinguishing each share by its number, and of the amount paid or agreed to be considered as paid, on the shares of each member and whether each relevant category of shares held by a member carries voting rights, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of any matters directed or authorized by the Companies Act to be inserted therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or our company itself may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Holders of our Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of our Company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all voting power of our paid up share capital in issue and entitled to vote. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Amended and Restated Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum and Articles of Association.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by our board of directors. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association allow one or more shareholders holding in aggregate, at the date of such requisition, not less than ten percent of the paid up voting share capital to requisition a general meeting of the shareholders, in which case our board is obliged to convene a general meeting and to put the resolutions so requisitioned to a vote at such meeting not later than 21 days from the date of deposit of the requisition. However, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for any general meeting of shareholders consists of one or more shareholders present in person or by proxy holding at least a majority of the paid up voting share capital of the Company. If the Company has only one shareholder, that only shareholder present in person or by proxy shall be a quorum for all purposes. Advance notice of at least seven clear calendar days is required for the convening of any general meeting of our shareholders.

Transfer of Ordinary Shares

Subject to the restrictions in our Amended and Restated Memorandum and Articles of Association as set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share.

If our directors refuse to register a transfer they are obligated to, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The transferor of any Ordinary Shares shall be deemed to remain the holder of that share until the name of the transferee is entered in the register of members.

For the purpose of determining members entitled to notice of, or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend or other distributions, or in order to make a determination of members for any other purpose, our board of directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

Liquidation

On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the capital paid-up at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid-up. We are an exempted company with “limited liability” incorporated under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our Amended and Restated Memorandum of Association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least fourteen days prior to the specified time and place of payment. The Ordinary Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof. Our Company may also repurchase any of our Ordinary Shares provided that the manner and terms of such purchase have been approved by our board of directors and agreed with the relevant member. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of the share premium account. Redemption or repurchase of any share may also be paid out of capital if the Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

Our shareholders may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Amended and Restated Memorandum of Association;

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; or

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Warrants Issued in Initial Public Offering (IPO)

Form. The warrants were issued under a warrant agent agreement between us and VStock Transfer, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below.

Exercisability. The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. Each warrant represents the right to purchase one Ordinary Share at an exercise price of $5.1875 per share (equal to 125% of the public offering price). The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant exercise price is also subject to anti-dilution adjustments under certain circumstances.

Cashless Exercise. If, at any time during the term of the warrants, the issuance of Ordinary Shares upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of Ordinary Shares purchased upon such exercise.

Failure to Timely Deliver Shares. If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) two (2) trading days and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our Ordinary Shares on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of Ordinary Shares that would have been issued had we timely complied with our exercise and delivery obligations.

Exercise Limitation. A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exchange Listing. Our warrants are currently listing on the Nasdaq Capital Market under the symbol “GFAIW” and commenced trading on September 29, 2021.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the warrant.

Governing Law and Jurisdiction. The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

Representative’s Warrants

We also issued a warrant to purchase 180,723 Ordinary Shares equal to the representative of the underwriters in the IPO. The representative’s warrant will be exercisable at a per share exercise price of $5.1875. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after its issuance.

Private Placement Warrants

Warrants

On January 20, 2022, the Company issued Warrants for the purchase of 11,879,993 Ordinary Shares, at an initial exercise price of $1.30 per share, the number of Warrant Shares and exercise price each being subject to adjustment provided under the Warrants. The Warrants are immediately exercisable on the date of issuance, and expire five years from the date of issuance.

The Warrants also have certain downward pricing adjustment mechanisms. If at any time the Warrants are outstanding, if the Company issues or sells Ordinary Shares, or convertible securities or options issuable or exchangeable into Ordinary Shares (a “Dilutive Issuance”), under which such Ordinary Shares is sold for a consideration per share less than the exercise price then in effect, the exercise price of the Warrant will be adjusted to the Dilutive Issuance price in accordance with the formulas provided in the Warrant subject to a floor price. The floor price will be $0.238 per Warrant Share. The Warrants also have certain registration rights provided to the purchasers under the Registration Rights Agreement entered in connection with the Private Placement.

The Warrants also have customary antidilution provisions with respect to stock splits and equity dividends by which the exercise price of the Warrant Shares and number of shares purchasable under the Warrants will be changed proportionately; participation rights in certain asset distributions and rights offerings and certain changes of control and other major corporate changes; and will be provided comparable rights to alternative consideration if provided to shareholders with respect to certain transactions. If there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the purchaser, then the Warrants may also be exercised, in whole or in part, by means of a “cashless exercise”. The Warrants may not be exercised if, after giving effect to the exercise by the purchaser, the purchaser would beneficially own in excess of 4.99% or 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Warrant Shares. Upon not less than 61 days’ prior notice to the Company, a warrant holder may increase or decrease the ownership limitation, provided that the ownership limitation in no event exceeds 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the warrant shares.

History of Securities Issuances

Upon our organization, on April 20, 2018, we issued 16,666,663 Ordinary Shares to our founders and initial officers and directors, for a total purchase price of $50,000.

On December 16, 2019, we entered into the Merger Agreement with VCAB. Upon the closing of the Merger which became effective March 10, 2020, VCAB merged with and into the Company and the separate existence of VCAB ceased. Pursuant to the terms of the Merger Agreement, on or about March 10, 2020, we issued 689,427 to approximately 670 designated and Bankruptcy Court approved Claim Holders. On March 19, 2021, we issued the remaining 187,598 to the Claim Holders. In the aggregate, we have issued an aggregate of 877,025 Plan Shares to VCAB’s holders of Class 5 Claims. We issued the Plan Shares in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

On January 8, 2020, Guardforce AI Service Ltd. entered into two agreements with, and transferred 833,333 Ordinary Shares each to Mr. Terence Wing Khai Yap, our Chairman and Ms. Lei Wang, our Chief Executive officer. The shares, deemed as issuances by us, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as our Chairman and Chief Executive Officer, respectively.

On February 4, 2021, we entered into a purchase and sale agreement to acquire a 51% interest in Handshake in exchange for 43,700 Ordinary Shares valued at HK$2,550,000 ($327,763). This acquisition was completed on March 25, 2021. The restricted Ordinary Shares that we issued to the seller of his Handshake interest are subject to a two-year lockup and certain share claw back provisions as follows: (i) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 revenue target of HK$5,000,000 ($642,674); (ii) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 net profit target of HK$200,000 ($25,707); (iii) 25% of the issued shares must be returned to us if Handshake does not meet a 2022 revenue target of HK$7,500,000 ($964,010); and (iv) the remaining 25% of the issued shares must be returned to us if Handshake does not meet a 2022 net profit target of HK$750,000 ($96,401).

On January 20, 2022, we completed a private placement with several investors, wherein a total of 7,919,997 Ordinary Shares were issued at a purchase price of $1.30 per share, with each investor also receiving a warrant to purchase up to a number of Ordinary Shares equal to 150% of the number of Ordinary Shares purchased by such investor in the private placement, at an exercise price of $1.30 per share (the “Purchaser Warrants”), for a total purchase price of approximately $10.3 million. The Purchaser Warrants are immediately exercisable on the date of issuance, expire five years from the date of issuance and have certain downward pricing adjustment mechanisms, including with respect to any subsequent equity sale that is deemed a dilutive issuance, in which case the warrants will be subject to a floor price of $0.238 per share, as set forth in the Purchaser Warrants.

On January 25, 2022, we granted 260,000 restricted Ordinary Shares to our directors, officers and employees under the Guardforce AI Co., Limited 2022 Equity Incentive Plan. All of the Ordinary Shares granted under the Plan were fully vested upon issuance.

Differences in Corporate Law

The Companies Act is modelled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger or consolidation of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent seventy-five per cent. in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification in the absence of fraud or willful default of officers and directors for expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection therewith. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands laws and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Our Articles of Association allow our shareholders to requisition a shareholders’ meeting upon the written requisition of one or more shareholders entitled to attend and vote at a general meeting who hold not less than ten percent (10%) of the paid-up voting share capital. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our Articles of Association, our Company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a general meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of two-thirds of the issued shares of that class or sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Listing

Our Ordinary Shares and Warrants are both listed on the Nasdaq Capital Market under the symbol “GFAI” and “GFAIW”, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares in the United States is VStock Transfer, LLC. VStock Transfer, LLC also acts as our warrant agent. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.

LEGAL MATTERS

The validity of any securities offered pursuant to this prospectus relating to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

Our consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended included in this registration statement have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Wei, Wei & Co., LLP are located at 133-10 39th Avenue, Flushing, New York 11354.

Expenses of Issuance and Distribution

The following is a statement of the expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,202.55
Legal fees and expenses	20,000.00
Accounting fees and expenses	28,000.00
Transfer agent fees and expenses	5,000.00
Miscellaneous	5,000.00
Total	$50,202.55

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our Amended and Restated Memorandum and Articles of Association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

GUARDFORCE AI CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Guardforce AI Co., Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Guardforce AI Co., Limited and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of profit or loss, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York
April 29, 2021, except for Notes 2, 17, 18, 21 and 24 which are dated September 14, 2021

We have served as the Company’s auditor since 2019.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Financial Position

(Expressed in U.S. Dollars)

		December 31,
	Note	2020	2019

Assets
Current assets:
Cash and cash equivalents	3	$8,414,044	$6,078,691
Accounts receivable, net	5	5,468,911	5,564,630
Withholding taxes receivables	6	690,487	-
Other current assets	7	1,584,884	1,653,469
Inventory	4	495,081	-
Amount due from related parties	21	373,268	105,744
Total current assets		17,026,675	13,402,534

Restricted cash	3	1,715,866	1,609,030
Long-term loan to related party	21	-	315,173
Fixed assets, net	8	7,884,354	9,129,976
Right-of-use assets	9	4,190,351	6,173,590
Intangible assets, net	10	223,408	253,452
Withholding taxes receivable, net	6	3,534,552	6,865,971
Deferred tax assets, net	15	1,038,346	1,008,520
Other non-current assets	7	361,275	532,074
Total Assets		$35,974,827	$39,290,320

Liabilities and (Deficit) Equity
Current liabilities:
Trade and other payables	11	$1,540,411	$1,465,938
Short-term borrowings from financial institutions	12	494,994	1,969,666
Short-term borrowings from related parties	21	-	2,937,301
Short-term borrowings from third party	13	-	14,303,359
Current portion of operating lease liabilities	9	2,211,984	3,177,473
Current portion of finance lease liabilities, net	14	632,105	591,997
Other current liabilities	11	1,249,106	1,895,113
Income tax payables		284,627	-
Amount due to related parties	21	1,670,469	299,384
Total current liabilities		8,083,696	26,640,231

Long-term borrowings from financial institutions	12	993,869	199,447
Operating lease liabilities	9	2,106,429	3,025,844
Long-term borrowings from related parties	21	19,085,812	-
Finance lease liabilities, net	14	1,023,366	1,658,096
Provision for employee benefits	16	6,841,673	6,439,795
Total liabilities		38,134,845	37,963,413

Commitments and Contingencies	22

(Deficit) Equity
Ordinary shares* – par value $0.003 authorized 100,000,000 shares, issued and outstanding 17,356,090 shares at December 31, 2020; par value $0.003 authorized 16,666,663 shares, issued and outstanding 16,666,663 shares at December 31, 2019	17	52,069	50,000
Subscription receivable		(50,000)	(50,000)
Additional paid in capital		2,082,795	2,360,204
Legal reserve	20	223,500	223,500
Deficit		(4,722,294)	(1,596,270)
Accumulated other comprehensive income		204,249	273,579
Total (deficit) equity attributable to equity holders of the Company		(2,209,681)	1,261,013
Total equity attributable to non-controlling interests		49,663	65,894
Total (deficit) equity		(2,160,018)	1,326,907
Total Liabilities and (Deficit) Equity		$35,974,827	$39,290,320

*	Giving retroactive effect to the reverse split on August 20, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Profit or Loss

(Expressed in U.S. Dollars)

		For the years ended December 31,
	Note	2020	2019

Revenue		$37,648,782	$38,571,080
Cost of revenue		(31,374,098)	(33,928,496)
Gross margin		6,274,684	4,642,584

Provision for and write off of withholding taxes receivable	6	(1,722,762)	-
Administrative expenses	19	(6,674,472)	(4,753,566)
(Loss) from operations		(2,122,550)	(110,982)

Other income, net		52,956	160,168
Foreign exchange gains, net		68,924	985,829
Finance costs		(898,748)	(886,465)
(Loss) profit before provision for income taxes		(2,899,418)	148,550

Provision for income taxes	15	(242,837)	(88,473)
Net (loss) profit for the year		(3,142,255)	60,077
Less: net loss (profit) attributable to non-controlling interests		16,231	(6,042)
Net (loss) profit attributable to equity holders of the Company		$(3,126,024)	$54,035

(Loss) earnings per share
Basic and diluted (loss) profit for the year attributable to ordinary equity holders of the Company*	17	$(0.18)	$0.00

Weighted average number of shares used in computation:
Basic and diluted*	17	17,224,232	16,666,663

*	Giving retroactive effect to the reverse split on August 20, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Expressed in U.S. Dollars)

		For the years ended December 31,
	Note	2020	2019

Net (loss) profit for the year		$(3,142,255)	$60,077
Currency translation differences	2.6	(60,558)	226,031
Remeasurements of defined benefit plan		(8,772)	(131,713)
Total comprehensive income (loss) for the year		$(3,211,585)	$154,395

Attributable to:
Equity holders of the Company		$(3,181,717)	$152,954
Non-controlling interests		(29,868)	1,441
		$(3,211,585)	$154,395

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Changes in Equity (Deficit)

(Expressed in U.S. Dollars)

	Number of Shares*	Amount ($0.003 par*)	Subscription Receivable	Addition Paid-in Capital	Legal Reserve	Accumulated Other Comprehensive Income	Deficit	Non- controlling Interests	Total
Balance as at December 31, 2018	16,666,663	$50,000	$(50,000)	$2,360,204	$223,500	$179,261	$(1,650,305)	$59,852	$1,172,512

Currency translation adjustments	-	-	-	-	-	226,031	-	-	226,031
Remeasurements of defined benefit plan	-	-	-	-	-	(131,713)	-	-	(131,713)
Net profit for the year	-	-	-	-	-	-	54,035	6,042	60,077

Balance as at December 31, 2019	16,666,663	50,000	(50,000)	2,360,204	223,500	273,579	(1,596,270)	65,894	1,326,907

Currency translation adjustments						(60,558)			(60,558)
Capital distribution				(376,276)					(376,276)
Stock-based compensation expenses	689,427	2,069		98,867					100,936
Remeasurements of defined benefit plan						(8,772)			(8,772)
Net loss for the year							(3,126,024)	(16,231)	(3,142,255)

Balance as at December 31, 2020	17,356,090	$52,069	$(50,000)	$2,082,795	$223,500	$204,249	$(4,722,294)	$49,663	$(2,160,018)

*	Giving retroactive effect to the reverse split on August 20, 2021.

The accompanying notes are an integral part of these consolidated financial statements

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

	For the years ended December 31,
	2020	2019
Operating activities
Net (loss) profit	$(3,142,255)	$60,077
Adjustments to reconcile net (loss) profit to net cash provided by operating activities:
Depreciation	4,979,274	5,246,912
Amortization of intangible assets	54,745	43,129
Interest income	-	(8,728)
Stock-based compensation	100,936	-
Interest expense	650,492	515,846
Deferred tax	(30,135)	55,545
Recovery of doubtful accounts, net	(2,872)	(19,554)
Provision for withholding taxes receivable	1,012,543	-
Write off of withholding taxes receivable	710,219	-
Gain from fixed assets disposal	(431)	(27,504)
Changes in operating assets and liabilities:
Accounts and other receivables	389,320	858,205
Other current assets	123,764	122,371
Inventory	(484,745)	-
Amount due from related parties	(373,003)	(12,930)
Other non-current assets	162,998	(196,184)
Trade and other payables	(561,769)	(446,040)
Other current liabilities	(670,072)	(177,789)
Income tax payables	272,972	-
Amount due to related parties	529,489	(381,737)
Withholding taxes receivable	799,606	(960,497)
Provision for employee benefits	386,425	321,489
Net cash provided by operating activities	4,907,501	4,992,611

Investing activities
Purchase of property and equipment	(1,405,190)	(433,513)
Proceeds from disposal of property and equipment	-	29,164
Purchase of intangible assets	(26,316)	(47,163)
Net cash used in investing activities	(1,431,506)	(451,512)

Financing activities
Proceeds from borrowings	7,363,163	3,122,656
Repayment of borrowings	(5,371,766)	(1,072,216)
Interest paid	(248,047)	(260,179)
Lease payments	(2,876,314)	(3,519,282)
Net cash used in financing activities	(1,132,964)	(1,729,021)

Effect of exchange rate changes on cash	99,158	(585,922)
Net increase in cash and cash equivalents, and restricted cash	2,442,189	2,226,156
Cash and cash equivalents, and restricted cash at beginning of year	7,687,721	5,461,565
Cash and cash equivalents, and restricted cash at end of year	$10,129,910	$7,687,721

Non-cash investing and financing activities
Leasehold improvements through finance leases	$-	$62,295

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS

Guardforce AI Co., Limited (“Guardforce”) is a company incorporated and domiciled in the Cayman Islands under the Companies Act on April 20, 2018. The address of its registered office is 96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand. Guardforce is controlled by Guardforce AI Technology Limited (“AI Technology”).

Guardforce AI Holding Limited (“AI Holdings”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Holdings is a 100% owned subsidiary of Guardforce. AI Holdings’ registered office is located in British Virgin Islands.

Guardforce AI Robots Limited (“AI Robots”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Robots is a 100% owned subsidiary of Guardforce.

Guardforce AI (Hong Kong) Co., Limited (“AI Hong Kong”) was incorporated in Hong Kong under the Hong Kong Companies’ Ordinance (Chapter 622), on May 30, 2018. AI Hong Kong is a 100% owned subsidiary of Guardforce. Beginning March 2020, AI Hong Kong commenced robotic AI solution business of selling robots.

Southern Ambition Limited (“Southern Ambition”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on August 3, 2018. Southern Ambition is a 100% owned subsidiary of AI Robots.

Horizon Dragon Limited (“Horizon Dragon”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on July 3, 2018. Horizon Dragon is a 100% owned subsidiary of AI Holdings.

Guardforce AI Group Co., Limited (“AI Thailand”) was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on September 21, 2018 and has 100,000 ordinary plus preferred shares outstanding. 48,999 of the shares in AI Thailand are owned by Southern Ambition Limited, with one share being held by Horizon Dragon Limited, for an aggregate of 49,000 ordinary shares, or 49%, and 51,000 cumulative preferred shares are owned by two individuals of Thailand. The 49,000 ordinary shares with a value of approximately $16,000 and the value of the cumulative preferred shares of approximately $17,000 has not been received as of December 31, 2018. The cumulative preferred shares are entitled to dividends of $0.03 per share when declared. The cumulative unpaid dividends of the preferred shares as of December 31, 2020 is approximately $1,700. Pursuant to article of associates of AI Thailand, the holder of an ordinary share may cast one vote per share at a general meeting of shareholders, the holder of preferred shares may cast one vote for every 20 preferred shares held at a general meeting of shareholders. Southern Ambition is entitled to cast more than 95% of the votes at a general meeting of shareholders. No dividends were declared during the years ended December 31, 2020, and 2019.

Guardforce Cash Solutions Security Thailand Co., Limited (“GF Cash (CIT)”) was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on July 27, 1982 and has 3,857,144 outstanding shares. 3,799,544 ordinary shares and 21,599 preferred shares of the outstanding shares in GF Cash (CIT) (approximately 99.07% of the shares in GF Cash (CIT)) are owned by AI Thailand with one share being held by Southern Ambition and 33,600 ordinary shares and 2,400 preferred shares (approximately 0.933% of the shares in GF Cash (CIT)) being held by Bangkok Bank Public Company Limited. Pursuant to the articles of associates a shareholder may cast one vote per one share at a general meeting of shareholders. AI Thailand is entitled to cast 99.07% of the votes at a general meeting of shareholders. GF Cash (CIT)’s head office is located at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand. Beginning March 2020, GF Cash (CIT) commenced robotic AI solution business of selling and leasing of robots. No dividends were declared during the years ended December 31, 2020 and 2019.

97% of the shares of GF Cash (CIT) are owned by AI Thailand and Southern Ambition, which were previously held by Guardforce TH Group Co., Ltd and Guardforce 3 Limited, with the same majority shareholder.

The reorganization of Guardforce and its subsidiaries (collectively referred to as the “Company) was completed on December 31, 2018. Pursuant to the reorganization, Guardforce became the holding company of the companies, which were under the common control of the controlling shareholder before and after the reorganization. Accordingly, the Company’s financial statements have been prepared on a consolidated basis by applying the predecessor value method as if the reorganization had been completed at the beginning of the earliest reporting period. The Company engages principally in providing cash management and handling services located in Thailand.

The following diagram illustrates the Company’s legal entity ownership structure as of December 31, 2020:

2.	SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

The financial statements were approved by the board of directors and authorized for issuance on April 29, 2021.

2.1	Basis of presentation

The consolidated financial statements of Guardforce and subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). All amounts are presented in United States dollars (“USD”) and have been rounded to the nearest USD. Certain prior year balances have been reclassified to conform to current year’s presentation.

On August 20, 2021, the shareholders of the Company approved a 1 for 3 reverse split of the Company’s authorized and issued ordinary shares whereby every three shares were consolidated into one share (the “Reverse Split”). In addition, the par value of each ordinary share increased from $0.001 to $0.003. The financial statements and all share and per share amounts have been retroactively restated to reflect the Reverse Split.

In addition, the accompanying financial statements are presented on the basis that the Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company incurred a net loss of approximately $3.1 million during the year ended December 31, 2020. As of December 31, 2020, the Company had a deficit of approximately $2.2 million and cash and cash equivalents and restricted cash of approximately $10.1 million. The Company’s ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company expects to finance operations primarily through cash flow from operations and borrowings from financial institutions and related parties. In the event that the Company requires additional funding to finance the growth of the Company’s current and expected future operations as well as to achieve our strategic objectives, the related parties indicated the intent and ability to provide additional equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on the Company’s ability to meet obligations as they become due and to obtain additional equity or alternative financing required to fund operations until sufficient sources of recurring revenues can be generated. While there can be no assurance that the Company will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, management of the Company believes that, based on consideration of its most recent projections for year 20201, the Company has the ability to meet its working capital requirements over the next 12 months.

2.2	Basis of consolidation

The consolidated statements of profit or loss and other comprehensive (loss) income, changes in equity (deficit) and cash flows of the Company for the relevant periods include the results and cash flows of all companies now comprising the Company from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the controlling shareholders, wherever the period is shorter.

The consolidated statements of financial position of the Company as at December 31, 2020 and 2019 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the controlling shareholders’ perspective.

Equity interests in subsidiaries held by parties other than the controlling shareholders are presented as non-controlling interests in equity.

All intra-group and inter-company transactions and balances have been eliminated on consolidation.

2.3	Business combinations under common control

IFRS 3 Business combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, the Company has accounted for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. The Company recorded assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the consolidated statements of financial position, profit or loss, comprehensive income, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

2.4	Non-controlling interest

The non-controlling interest represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company. Non-controlling interests are presented as a separate component of equity on the consolidated statements of financial position, profit or loss, comprehensive income and changes in equity attributed to controlling and non-controlling interests.

2.5	Use of estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2020 and 2019 include the provision for sales returns, allowance for withholding tax receivables, allowance for doubtful accounts, useful life of fixed assets, and valuation of deferred tax assets. The estimated the amount for sales warranty on the sale of robots during December 31, 2020 was $nil.

2.6	Foreign currency translation

The reporting currency of the Company is the U.S. dollar (“USD”). The functional currency of Guardforce, AI Holdings, AI Robots, Horizon Dragon, Southern Ambition, is the USD. The functional currency of AI Hong Kong is the Hong Kong dollar. The functional currency of AI Thailand and GF Cash (CIT) to the Thai Baht (“Baht” or “THB”).

The currency exchange rates that impact our business are shown in the following table:

	Period End Rate		Average Rate
	As of December 31,		For the Year Ended
	2020	2019	2020	2019
Thai Baht	0.0333	0.0334	0.0320	0.0324
Hong Kong Dollar	0.1282	0.1280	0.1282	0.1280

2.7	Financial risk management

2.7.1	Financial risk factors

The Company’s activities expose it to a variety of financial risks: foreign exchange risk, interest rate risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

(i)	Foreign exchange risk

The Company is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the THB, Hong Kong Dollar and the USD. Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency that is not the respective reporting currency of the Company’s subsidiaries. The functional currency of the Company and majority of its overseas subsidiaries is the USD whereas the functional currency of the subsidiaries which operate in Thailand is the THB. The Company currently does not hedge transactions undertaken in foreign currencies but manages its foreign exchange risk by performing regular reviews of the Company’s net foreign exchange exposures.

If the THB had strengthened/weakened by 1.56% against the USD (the average monthly variance during the 2-year period ended December 31, 2020 with all other variables held constant, the post-tax profit would have been approximately $210,000 higher/lower and $193,000 higher/lower, for the years ended December 31, 2020 and 2019, respectively, as a result of net foreign exchange gains/losses on translation of net monetary assets denominated in the THB/USD which is not the functional currency of the respective Company’s entities.

(ii)	Interest rate risk

The Company’s exposure to changes in interest rates are mainly attributable to its borrowings and loans. At the reporting date, if interest rates on borrowings had been 100 basis points higher/lower with all other variables held constant, the Company’s post-tax results for the year would have been approximately $12,000 and $132,000 lower/higher for the years ended December 31, 2020 and 2019, respectively, mainly as a result of higher/lower interest expense on floating rate borrowings.

(iii)	Liquidity risk

Prudent liquidity management implies maintaining sufficient cash and cash equivalents and the availability of funding through an adequate amount of committed credit facilities.

The Company’s primary cash requirements are for operating expenses and purchases of fixed assets. The Company mainly finances its working capital requirements from cash generated from operation and proceeds from bank borrowings and finance leases.

The Company’s policy is to regularly monitor current and expected liquidity requirements to ensure it maintains sufficient cash and cash equivalents and an adequate amount of committed credit facilities to meet its liquidity requirements in the short and long term.

At the reporting date, the contractual undiscounted cash flows of the Company’s current financial liabilities approximate their respective carrying amounts due to their short maturities.

The table below analyses the Company’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows, including interest if applicable.

Year ended December 31, 2020	Due Within 1 year	1 to 5 years	>5 years	Total

Trade and other payables	$1,540,411	$-	$-	$1,540,411
Borrowings from financial institutions	494,994	993,869	-	1,488,863
Borrowings from related parties	-	19,085,812	-	19,085,812
Amount due to related parties	1,670,469	-		1,670,469
Other current liabilities	1,249,106	-	-	1,249,106
Income tax payables	284,627	-	-	284,627
Lease liabilities	2,211,984	2,106,429	-	4,318,413
Finance lease liabilities	701,796	1,074,047	-	1,775,843
Provision for employee benefits	479,261	1,478,194	36,040,019	37,997,474
	$8,632,648	$24,738,351	$36,040,019	$69,411,018

Year ended December 31, 2019	Due Within 1 year	1 to 5 years	>5 years	Total

Trade and other payables	$1,765,322	$-	$-	$1,765,322
Borrowings from financial institutions	1,969,666	199,447	-	2,169,113
Borrowings from third party	14,303,359	-	-	14,303,359
Borrowings from related party	1,499,998	1,437,303	-	2,937,301
Other current liabilities	1,895,113	-	-	1,895,113
Lease liabilities	3,354,144	3,058,601	76,007	6,488,752
Finance lease liabilities	617,178	1,885,872	-	2,473,050
Provision for employee benefits	463,787	1,239,353	41,217,320	42,920,460
	$25,868,567	$7,790,576	$41,293,327	$74,952,470

2.7.2	Capital risk management

The Company’s objectives on managing capital are to safeguard the Company’s ability to continue as a going concern and support the sustainable growth of the Company in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to enhance shareholders’ value in the long term.

In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return of capital to shareholders, issue new shares or sell assets to reduce debt.

In the opinion of the directors of the Company, the Company’s capital risk is low.

2.7.3	Impact of COVID-19

The Coronavirus Disease (COVID-19) outbreak and the measures taken to contain the spread of the pandemic have created a high level of uncertainty to global economic prospects and this has impacted the Company’s operations and its financial performance in year 2020. As COVID-19 continues to evolve with significant level of uncertainty, management of the Company is unable to reasonably estimate the full financial impact of COVID-19 on the Company’s financial results in year 2021. The Company is monitoring the situation closely and to mitigate the financial impact, it is conscientiously managing its cost by adopting an operating cost reduction strategy and conserving liquidity by working with major creditors to align repayment obligations with receivable collections. Based on the Company’s most recent projections for year 2021 and with over $8 million in cash and cash equivalents, management of the Company believes that the Company will be able to continue to operate as a going concern in the foreseeable future for at least the next 12 months.

2.8	Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: the (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company mainly consist of cash and cash equivalents, restricted cash, trade and other receivables, amounts due from related parties, and other current assets, trade payables, amounts due to related parties, accruals and other liabilities. As of December 31, 2020 and 2019, the carrying values of cash and cash equivalents, restricted cash, trade receivables, amounts due from related parties, prepayments and other current assets, trade payables, amounts due to related parties, accruals and other liabilities approximate their fair values due to the short-term maturity of these instruments.

2.9	Cash and cash equivalents and restricted cash

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Restricted cash represents cash pledged with a local bank as collateral for bank guarantees issued by those banks in respect of project performance and for electricity usage. The restricted cash for projects that are expected to be completed within one year are classified as a current asset.

2.10	Accounts receivable, net and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for doubtful accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts and other receivables and accounts receivable from related parties. The Company determines the allowance for its accounts receivable from contracted customers based on aging data, historical collection experience, customer specific facts and economic conditions. The Company writes off accounts receivable when amounts are deemed uncollectible. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

In determining the amount of the allowance for doubtful accounts, prior to January 1, 2020, the Company applied the following percentages: 5% to receivables from 61 to 90 days; 30% to receivables from 91 to 180 days and 60% to receivables from 181 to 365 days. Account balances older than one year were charged off against the allowance after all means of collection of been exhausted (both legally and commercially speaking) and the potential for recovery was considered remote. No allowance was established for the Company’s due from related parties and other receivables as the amounts were deemed fully collectible. During the year ended December 31, 2020, the Company revised its allowance methodology to a specific provision basis in that an allowance for doubtful accounts is established and recorded based on management’s assessment of the credit history of its customers and current relationships with them. This revision in the allowance methodology did not have any material effect on the Company’s net accounts receivable as of December 31, 2019.

The Company did not have any write offs during the years ended December 31, 2020 and 2019. The Company recognized a recovery of its bad debt expense of $2,872 and $19,554 during the years ended December 31, 2020 and 2019, respectively.

2.11	Inventory

Inventory solely consists of robots and are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. When inventory is sold, their carrying amount is charged to expense in the period in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the period the impairment or loss occurs. No allowance for slow moving or obsolete inventory was recorded for the year ended December 31, 2020.

During the year ended December 31, 2020, all inventory was purchased from a related party.

2.12	Withholding taxes receivable

Withholding tax is a deduction from payments made to suppliers who provide services. The withholding tax rates can vary depending on the type of income and the tax status of the recipient. Based on tax rules currently in effect, the withholding tax rate is 3% for commercial contracts and 1% for governmental contracts in Thailand, which amounts are refundable. The Company generally files its request for a withholding tax refund by the end of May of the following year for withholding tax deducted in the previous year. Once the request for withholding tax refund is submitted to the Thai Revenue Department, the request will be subject to audit and review. Since it is difficult to predict the time required by the Thai Revenue Department to complete its audit and approve the relevant refund, except for known amount to be collected within the next 12 months, the Company has reflected its withholding tax receivable as a non-current asset in its statements of financial position for amounts due from the Revenue Department.

Withholding tax receivable is recorded net of related provision for amount that could be challenged by the taxing authority. Such provision represents the Company’s best estimate based on recent collection history.   Loans to related party

2.13	Loans to related party

The Company recognizes the contractual right to receive money on demand or on fixed or determinable dates as loans receivable. For those that the contractual maturity date is less than one year, the Company records as short-term loans receivable.

The Company recognizes interest income on an accrual basis using the straight-line method over the fixed or determinable dates.

2.14	Fixed assets

Fixed assets are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation is calculated using the straight-line method over the following estimated useful lives:

Estimated
useful life
Leasehold improvements	Lesser of useful life or remaining lease term
Tools and equipment	5 years
Furniture, fixtures and office equipment	5 years
Vehicles	5,10 years
GDM machines	5 years
Robots	5 years

2.15	Assets under construction

Assets under construction are stated at cost less impairment losses, if any. Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the related assets under construction are transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided for assets under construction until they are completed and ready for intended use.

2.16	Intangible assets, net

Intangible assets represent computer software. The intangible assets are recorded at historic acquisition costs, and amortized on a straight-line basis over their estimated useful lives.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Company will be recognized as intangible assets when the criteria of intangible assets are met.

Intangible assets are not amortized where their useful lives are assessed to be indefinite. The useful life of an intangible asset that is not being amortized is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. Otherwise, the change in useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above.

2.17	Impairment of long-lived assets

At the end of each reporting period, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. The Company did not incur any impairment loss during the years ended December 31, 2020 and 2019.

2.18	Trade and other payables

Trade and other payables are recognized at fair value.

2.19	Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

2.20	Revenue from contracts with customers

The Company generates its revenue primarily from rendering the following services: (i) Cash-In-Transit - Non Dedicated Vehicle (Non-DV); (ii) Cash-In-Transit - Dedicated Vehicle (DV); (iii) ATM management; (iv) Cash Processing (CPC); (v) Cash Center Operations (CCT); (vi) Cheque Center Service (CDC); (vii) Express Cash; (viii) Coin Processing Service; (ix) Cash Deposit Management Solutions and (x) Robotics AI Solutions.

The Company recognizes revenue when it has transferred to its customer control over the service rendered. Control refers to the ability of the customer to direct and obtain substantially all the transferred service’s benefits. Also, it implies that the customer has the ability to prevent a third-party from directing the use and obtaining substantially all the benefits of the transferred service. The Company’s management applies the following considerations to analyze the moment in which the control of the service is transferred to the customer.

●	Identify the contract or quotation with the agreed service price.

●	Evaluate the services engaged in the customer’s contract and identify the related performance obligations.

●	Consider the contract terms and commonly accepted practices in the business to determine the transaction price. The transaction price is the consideration that the Company expects to be entitled for delivering the services engaged with the customer. The consideration engaged in a customer’s contract is generally a fixed amount.

●	Allocate the transaction price, if necessary, to each performance obligation (to each good or service that is different) for an amount that represents the part of the benefit that the Company expects to receive in exchange for the right of delivering the services engaged with the customer.

●	Recognize revenue when the Company satisfied the performance obligation through the rendering of services engaged.

All of the conditions mentioned above are accomplished normally when the services are rendered to the customer and revenue is recognized when the Company satisfied the performance obligation over time or point in time depending on the service type as described in the following table. The reported revenue reflects services delivered at the contract or agreed-upon price.

Revenue is recognized when the related performance obligation is satisfied.

Fixed Fees
Service Type		Performance Obligations	Per delivery / order	Per month
Cash-In-Transit (CIT) – Non Dedicated Vehicles (Non-DV)	(a)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
Cash-In-Transit (CIT) – Dedicated Vehicles to Banks (DV)	(a)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
ATM Management	(a)	Includes replenishment of ATM machines and first level maintenance services. Service obligation is generally completed within the same day.	√
Cash Processing (CPC)	(b)	Cash counting, sorting and vaulting services for customers in the retail industry.		√
Cash Center Operations (CCT)	(b)	Cash counting, sorting and depositing for local commercial banks on behalf of Bank of Thailand (BOT).		√
Cheque Center Service (CDC)	(b)	Handles cheque consolidation and distribution on behalf of local commercial bank.		√
Express Cash		Armored trucks (with onboard GDM) and crew teams are assigned to collect cash on behalf of local commercial banks. Service obligation is generally completed within the same day.	√
Coin Processing Service		Armored vehicles and crew teams are assigned to collect/deliver coins to/from customer sites. Service obligation is generally completed within the same day.	√
Cash Deposit Management Solutions	(b)	Cash deposit machine (Guardforce Digital Machine – GDM) are installed at the customers’ sites for the collection of cash.		√
Robotics AI Solutions – sale of robots	(a)	Sale transaction deemed completed upon customer’s acknowledgment of receipt of robot	√
Robotics AI Solutions – rental of robots	(b)	Robots are placed at the customer’s site and they are leased out for a fixed term		√

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers. Except for the sale of robots, customer’s billing is generally prepared on a monthly basis once service delivery reports have been received and the invoice amount has been confirmed with the customers. Standard payment is 45 days, but it may be 45 to 60 days depending on the individual customer contract.

(a)	Revenue is recognized net of sales taxes and upon transfer of significant risks and rewards of ownership to customers. Revenue is not recognized to the extent where there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods.

(b)	Related service revenue or rental income is recognized on a straight-line basis at the end of each month over the term of the lease.

Disaggregation information of revenue by service type is as follows:

	For the year ended December 31,
	2020	Percentage of Total	2019	Percentage of Total
Service Type	(USD)	Revenue	(USD)	Revenue
Cash-In-Transit – Non-Dedicated Vehicles (CIT Non-DV)	$12,045,914	32.0%	$12,052,738	31.2%
Cash-In-Transit - Dedicated Vehicle to Banks (CIT DV)	4,822,354	12.8%	4,958,139	12.9%
ATM Management	12,542,613	33.3%	14,024,291	36.4%
Cash Processing (CPC)	2,842,209	7.5%	2,283,835	5.9%
Cash Center Operations (CCT)	3,256,423	8.6%	3,661,135	9.5%
Cheque Center Service (CDC)	61,197	0.2%	394,290	1.0%
Others **	399,977	1.1%	38,570	0.1%
Cash Deposit Management Solutions (GDM)	1,457,307	3.9%	1,158,082	3.0%
Robotics AI solutions	220,788	0.6%	-	-
Total	$37,648,782	100.0%	$38,571,080	100.0%

**	Others include primarily revenue from express cash and coin processing services.

During the year ended December 31, 2020, revenue amounting to $37,433,467 and $215,315 were generated from third parties and a related party, respectively.

2.21	Cost of revenue

Cost of revenue consists primarily of internal labor costs and related benefits, and other overhead costs that are directly attributable to services provided.

During the year ended December 31, 2020, cost of revenue amounting to $30,478,783 and $895,315 were generated from third parties and related parties, respectively.

2.22	Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax. Income taxes are charged to consolidated statements of profit or loss as they are incurred.

Current income taxes are recorded in the results of the year they are incurred.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit or loss. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences, including tax loss carry forwards and certain tax credits, to the extent that it is probable that future taxable profits, reversal of existing taxable temporary differences will be available against which those deductible temporary differences can be utilized after considering future tax planning strategies. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax carryforward losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit and reversal of existing taxable temporary differences will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits and reversal of existing taxable temporary differences will allow the deferred tax asset to be recovered.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Net deferred income taxes are classified as a non-current asset or liability, regardless of when the temporary differences are expected to reverse.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

2.23	Provisions

Provisions are recognized for liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

Where it is probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

2.24	Employee benefits

The Company provides for retirement benefits payable for employees of its subsidiaries in Thailand under the Thai Labor Law; and follows IFRS 19 in accounting for the related obligation. Depending upon the individual employee’s salary and years of service, the related obligation is calculated by an independent actuary using the projected unit credit method. The present value of the obligation is determined by discounting with the interest rates of government bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related liabilities. The sensitivity analysis is determined by i) discount rate; ii) salary increase rate; iii) turnover rate; and iv) life expectancy.

All re-measurements effects of the Company’s retirement benefit obligation such as actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized directly in other comprehensive income.

As of December 31, 2020 and 2019, actuarial loss of $8,772 and $131,713, net of tax had been recognized in other comprehensive income, respectively.

2.25	Leases

From 1 January 2019, in accordance with IFRS 16, leases with terms greater than 12 months are recognized as a right-of-use asset (“ROU”) and a corresponding lease liability at the date in which the leased asset is available for use by the Company. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of fixed payments.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases of the Company, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. To determine the incremental borrowing rate, the Company uses recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit and loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

●	The amount of the initial measurement of the lease liability

●	any lease payments made at or before the commencement date less any lease incentives received

Right-of-use assets are depreciated over the shorter of the asset’s useful life or the lease term on a straight-line basis. The lease terms of buildings and others are generally less than ten years and less than five years, respectively.

Payments associated with leases with a lease term of 12 months or less on the Company’s equipment and vehicles and all leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.

2.26	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

2.27	Earnings (Loss) per share (“EPS”)

Basic EPS is calculated by dividing the net profit (loss) available to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is calculated by using the weighted average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding share-based awards and convertible debt instruments, unless their inclusion in the calculation is anti-dilutive.

2.28	Recent Accounting Pronouncements

All new standards and amendments that are effective for annual reporting period commencing January 1, 2020 have been applied by the Company for the year ended December 31, 2020. The adoption of these new and amended standards did not have material impact on the consolidated financial statements of the Company. A number of new standards and amendments to standards have not come into effect for the year beginning January 1, 2020, and they have not been early adopted by the Company in preparing these consolidated financial statements. None of these new standards and amendments to standards is expected to have a significant effect on the consolidated financial statements of the Company.

3.	CASH, CASH EQUIVALENTS AND RESTRICTED CASH

	As of December 31,
	2020	2019
Cash on hand	$392,803	$403,017
Cash in bank	8,021,241	5,675,674
Subtotal	8,414,044	6,078,691
Restricted cash	1,715,866	1,609,030
Cash, cash equivalents, and restricted cash	$10,129,910	$7,687,721

4.	INVENTORY

	As of December 31,
	2020	2019
Robots at warehouse	$252,411	$-
Robots in transit	242,670	-
Inventory	$495,081	$-

No allowance for slow moving or obsolete inventory was recorded for the year ended December 31, 2020.

5.	ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2020	2019
Accounts receivable	$5,468,911	$5,567,629
Allowance for doubtful accounts	-	(2,999)
Accounts receivable, net	$5,468,911	$5,564,630

The following tables details the Company’s net accounts receivables as of:

December 31, 2020

	Current	<30	31-60	61-90	91 and over	Total
Gross carrying amount	$5,073,178	$250,408	$103,581	$14,891	$26,853	$5,468,911
Allowance	-	-	-	-	-	-
Net	$5,073,178	$250,408	$103,581	$14,891	$26,853	$5,468,911

December 31, 2019

	Current	<30	31-60	61-90	91 and over	Total
Gross carrying amount	$5,235,436	$247,109	$74,014	$3,690	$7,380	$5,567,629
Allowance	-	-	-	(184)	(2,815)	(2,999)
Net	$5,235,436	$247,109	$74,014	$3,506	$4,565	$5,564,630

Below is a roll forward of the allowance for doubtful accounts:

Balance at December 31, 2018	$(21,316)
Recovery of bad debts	19,554
Write off	-
Exchange difference	(1,237)
Balance at December 31, 2019	(2,999)
Recovery of bad debts	2,872
Write off	-
Exchange difference	127
Balance at December 31, 2020	$-

6.	WITHHOLDING TAX RECEIVABLES, NET

	2020	2019
Balance at January 1	$6,865,971	$5,405,006
Addition	728,165	960,497
Collection	(1,527,771)	-
Write off	(710,219)	-
Allowance for uncollectible	(1,055,775)	-
Exchange difference	(75,332)	500,468
Balance at December 31	$4,225,039	$6,865,971

	As of December 31,
	2020	2019
Current portion	$690,487	$-
Non-current portion	3,534,552	6,865,971
Withholding tax receivables, net	$4,225,039	$6,865,971

During 2020, the Company received a withholding taxes refund for THB 47,812,370 (approximately $1.5 million) in connection with the Company’s 2013 to 2015 withholding taxes refund applications (totaled THB 89,268,913 or approximately $2.9 million): the balance of the refund amounted to THB 20,724,273 (approximately $0.7 million) was received in January 2021. The Company wrote off approximately $0.7 million, representing the difference between the receivable recorded and amount of known refund from the Thai Revenue Department. The Company did not have any write offs during the year ended December 31, 2019.

Out of prudence, based on amount written off for the receivable related to year 2013 to 2015, the Company recorded an allowance of approximately $1.1 million against its withholding taxes receivable for year 2016 through 2020.

7.	OTHER CURRENT AND OTHER NON-CURRENT ASSETS

	As of December 31,
	2020	2019
Input VAT receivable	$134,746	$268,680
Prepayments - office rental	952,616	958,853
Prepayments - insurance	292,095	94,849
Prepayments - others	51,920	144,151
Uniforms	17,954	28,887
Tools and supplies	135,553	158,049
Other current assets	$1,584,884	$1,653,469

Deposits	$361,275	$532,074
Other non-current assets	$361,275	$532,074

8.	FIXED ASSETS, NET

	Leasehold improvements	Machinery and equipment	Office decoration and equipment	Vehicles	Assets under construction	GDM machines	Robots	Total
Cost
At December 31, 2018	$2,888,288	$6,467,812	$6,081,943	$17,614,629	$950,095	$-	$-	$34,002,767
Additions	-	122,942	53,015	85,919	521,817	-	-	783,693
Disposals	(1,608)	(217,140)	(117,215)	(1,349,460)	-	-	-	(1,685,423)
Transfers in (out)	464,241	188,902	501,710	59,604	(1,214,457)	-	-	-
Exchange differences	265,841	565,630	542,869	1,494,372	70,482	-	-	2,939,194
At December 31, 2019	3,616,762	7,128,146	7,062,322	17,905,064	327,937	-	-	36,040,231
Additions	38,876	62,626	136,497	25,237	-	285,510	860,026	1,408,772
Disposals	(2,365)	(1,363,245)	(26,512)	(16,570)	(2,774)	-	-	(1,411,466)
Transfers in (out)	-	(44,953)	(1,164,305)	-	(311,237)	1,520,495	-	-
Exchange differences	(4,166)	(68,734)	(56,194)	(27,969)	(13,926)	77,111	24,924	(68,954)
At December 31, 2020	3,649,107	5,713,840	5,951,808	17,885,762	-	1,883,116	884,950	35,968,583

Accumulated Depreciation
At December 31, 2018	2,353,333	5,503,362	4,527,915	11,442,195	-	-	-	23,826,805
Depreciation charged for the year	173,026	608,396	421,050	1,461,122	-	-	-	2,663,594
Disposal	(857)	(216,853)	(118,117)	(1,347,936)	-	-	-	(1,683,763)
Exchange differences	210,147	491,089	403,440	998,943	-	-	-	2,103,619
As December 31, 2019	2,735,649	6,385,994	5,234,288	12,554,324	-	-	-	26,910,255
Depreciation charged for the year	186,209	430,228	219,724	1,426,001	-	288,495	24,646	2,575,303
Disposal	(2,365)	(1,363,070)	(26,152)	(16,568)	-		-	(1,408,155)
Transfers in (out)	-	(11,747)	(290,802)	-	-	302,549	-	-
Exchange differences	3,520	(50,439)	(12,436)	40,307	-	25,236	638	6,826
As December 31, 2020	2,923,013	5,390,966	5,124,622	14,004,064	-	616,280	25,284	28,084,229
Net book value
At December 31, 2020	$726,094	$322,874	$827,186	$3,881,698	$-	$1,266,836	$859,666	$7,884,354
At December 31, 2019	$881,113	$742,152	$1,828,034	$5,350,740	$327,937	$-	$-	$9,129,976

There was no impairment of fixed assets recorded for the years ended December 31, 2020 and 2019. No fixed assets were pledged as security for bank borrowings.

9.	RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

The carrying amounts of right-of-use assets are as below:

	2020	2019
As at January 1	$6,173,590	$5,927,711
New leases	532,978	2,321,780
Depreciation expense	(2,506,446)	(2,583,318)
Exchange difference	(9,771)	507,417
Net book amount at December 31	$4,190,351	$6,173,590

Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate. The weighted average incremental borrowing rate applied to new leases during year 2020 and 2019 was 3.25% and 4.08%, respectively.

During the year ended December 31, 2020, interest expense of $146,723 arising from lease liabilities was included in finance costs. Depreciation expense related to right-of-use assets was $2,506,446 during the year ended December 31, 2020.

10.	INTANGIBLE ASSETS, NET

Computer
software
Cost
At December 31, 2018	$846,958
Additions	47,163
Exchange difference	75,165
At December 31, 2019	969,286
Additions	26,316
Disposals	(141)
Exchange difference	(416)
At December 31, 2020	995,045

Accumulated amortization
At December 31, 2018	617,618
Amortization charged for the year	43,129
Exchange difference	55,087
As December 31, 2019	715,834
Amortization charged for the year	54,745
Disposals	(141)
Exchange difference	1,199
As December 31, 2020	771,637

Net book value
At December 31, 2020	$223,408
At December 31, 2019	$253,452

11.	TRADE AND OTHER PAYABLES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2020	2019
Trade accounts payable – third parties	$1,366,482	$1,400,504
Accrued salaries and bonus	140,321	29,386
Accrued customer claims, cash loss and shortage**	33,608	36,048
Trade and other payables	$1,540,411	$1,465,938

Output VAT	$114,877	$100,710
Accrued Expenses	375,815	931,457
Payroll Payable	560,051	624,453
Other Payables	198,363	238,493
Other current liabilities	$1,249,106	$1,895,113

**	Includes a provision for penalty for failure to meet certain performance indicators as stipulated in certain customer contracts for approximately $14,600 and $10,000 respectively.

12.	BORROWINGS FROM FINANCIAL INSTITUTIONS

	As of December 31,
	2020	2019
Current portion of long-term borrowings	$494,994	$1,969,666
Long-term borrowings	993,869	199,447
Borrowings from financial institutions	$1,488,863	$2,169,113

The Company maintains borrowings with one financial institution. The borrowings are used for working capital purposes to support its business operations in Thailand. For the year ended December 31, 2020, the Company borrowed five bank loans carrying interest at the rates of MLR minus 1%, MLR minus 1%, MLR minus 1%, 2%, 2%. For the year ended December 31, 2019, the Company maintained borrowings from two separate financial institutions. The borrowings carried interests at the rates of MLR (6.25%) minus 1% and BIBOR (6M) plus 3%, respectively. Borrowings are due to mature and repayable on Aug 31, 2021, November 31, 2021, June 30, 2023, May 31, 2022 and April 7, 2025. For the years ended December 31, 2020 and 2019, interest expense was $82,779 and $81,191, respectively.

As of December 31, 2020, the Company has unused bank overdraft availability of approximately $330,000 and unused trust receipts availability of approximately $1,700,000.

13.	SHORT-TERM BORROWINGS FROM THIRD PARTY

On April 29, 2018, Guardforce TH Group Company Limited entered into an agreement with Profit Raider Investment Limited (“Profit Raider”) to transfer the loan between Guardforce TH and the Company to Profit Raider. As a result, the Company recorded a short-term borrowing from a third party in the amount of $13.42 million bearing interest at 4% from April 30, 2019 to December 31, 2019 and 3.22% prior to April 30, 2019. The Company assumed an additional liability of approximately $576,000 which has been treated as an additional expense paid to the related party in 2018. The holding companies have guaranteed the short-term borrowings from Profit Raider which amount is due on December 31, 2020. Profit Raider became a 10% shareholder of the Company as a result of a share transfer transaction in March 2020 and therefore this borrowing is presented as a related party loan and the loan was extended to December 31, 2022 bearing interest at 4% (see Note 21).

For the years ended December 31, 2020 and 2019, interest expense was $579,039 (Note 21) and $293,827, respectively.

14.	FINANCE LEASE LIABILITIES

	As of December 31,
	2020	2019
Current portion	$632,105	$591,997
Non-current portion	1,023,366	1,658,096
Finance lease liabilities	$1,655,471	$2,250,093

For the years ended December 31, 2020 and 2019, interest expense was $98,405 and $135,708, respectively.

The minimum lease payments under finance lease agreements are as follows:

	As of December 31,
	2020	2019
Within 1 year	$701,796	$617,178
After 1 year but within 5 years	1,074,047	1,855,872
Less: Finance charges	(120,372)	(222,957)
Present value of finance lease liabilities, net	$1,655,471	$2,250,093

Finance leased assets comprise primarily vehicles and office equipment as follow:

	As of December 31,
	2020	2019
Cost	$3,172,647	$8,459,215
Less: Accumulated depreciation	(937,442)	(4,226,875)
Net book value	$2,235,205	$4,232,340

15.	TAXATION

Value added tax (“VAT”)

The Company is subject to a statutory VAT of 7% for services in Thailand. The output VAT is charged to customers who receive services from the Company and the input VAT is paid when the Company purchases goods and services from its vendors. The input VAT can be offset against the output VAT.  The VAT payable is presented on the statements of financial position when input VAT is less than the output VAT.  A recoverable balance is presented on the statements of financial position when input VAT is larger than the output VAT.

Income taxes

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

The Company’s subsidiary incorporated in the BVI is not subject to taxation.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to a corporate income tax rate of 16.5% on Hong Kong service income.

Thailand

The Company’s subsidiary incorporated in Thailand is subject to a corporate income tax rate of 20%.

Pre-tax loss, by jurisdiction, for the years ended December 31, 2020 and 2019 is as follows:

	For the years ended December 31,
	2020	2019
Cayman Islands	$(1,711,094)	$(714,196)
BVI	(12,345)	(6,945)
Hong Kong	(63,483)	(39,828)
Thailand	(1,112,496)	909,519
	$(2,899,418)	$148,550

The components of the income tax provision are:

	For the years ended December 31,
	2020	2019
Current income tax expense	$261,586	$-
Deferred income tax (benefit) expense	(18,749)	88,473
Total income tax expense	$242,837	$88,473

Reconciliation between the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	For the years ended December 31,
	2020	2019
Profit before income tax expense*	$864,207	$909,519
Thailand income tax statutory rate	20%	20%
Income tax at statutory tax rate	172,841	181,904
Permanent differences	69,996	(93,431)
Income tax expense	$242,837	$88,473

*	This amount represents assessable profit before income tax after adjustments for non-deductible and non-taxable expense items from the Thailand operating entity.

Deferred tax assets and liabilities are comprised of the following:

	As of December 31,
	2020	2019
Provision for employee benefits	$1,368,335	$1,287,959
Net operating loss carried forwards	1,105	134,869
Deferred tax assets	1,369,440	1,422,828
Less:
Deferred tax liabilities - finance leases	331,094	414,308
Deferred tax assets, net	$1,038,346	$1,008,520

16.	PROVISION FOR EMPLOYEE BENEFITS

The Company has a defined benefit plan based on the requirement of the Thailand Labor Protection Act B.E.2541 (1988) to provide retirement benefits to employees based on pensionable remuneration and length of service which are considered as unfunded. There were no plan assets set up and the Company will pay benefits when needed.

According to IAS 19 (Revised 2017), the use of Projected Unit Credit (PUC) Cost Method is required in order to determine the actuarial liability based on past service and expected future salary. Thus, the actuarially acceptable assumptions on salary scale are needed. Actuarial assumptions on other components of the benefit formulas are also required to measure the obligation such as demographic assumptions and financial assumptions. All of these assumptions are important because they are directly related to a possibility of actuarial gains and losses. Moreover, the obligations are measured on a discounted basis because they may be settled many years after the employees render the related service.

The following assumptions have been adopted for this actuarial valuation:

Demographic Assumptions:

1.	Mortality Table (Annual Death Rate): Male and Female Thai Mortality Ordinary Tables of 2017 (TMO 2017) which is the latest mortality table from the Office of Insurance Commission in Thailand.

2.	Annual Disability Rate: 5% of the Male and Female TMO 2017.

3.	Annual Voluntary Resignation: Age related rates as follows.

Age Group (Years)	Annual Voluntarily Resignation Rate of Direct Cost Staff	Annual Voluntarily Resignation Rate of Indirect Cost Staff
Below 31	18%	33%
31-40	8%	19%
41-50	6%	15%
Above 50	0%	0%

4.	Annual Forced Resignation: Age related rates as follows.

Age Group (Years)	Annual Forced Resignation Rate
Below 31	0%
31-40	0%
41-50	0%
Above 50	0%

Financial Assumptions:

1.	Discount Rate: Single weighted average discount rate is 1.26% per year based on the zero coupon yield rate of government bonds in Thailand from the Thai Bond Market Association (Thai BMA) as of December 31, 2020. Duration (or single weighted average remaining time to retire) is 12 years.

2.	Salary Increase Rate: 3.00% per year. The projected salary is calculated at the time of retirement or forced resignation.

3.	Taxes payable by the plan: The contributions are not a tax-deductible expense according to the Revenue Department in Thailand so there are no taxes payable by the plan

Movement in the present value of the defined benefit obligation:

	As of December 31,
	2020	2019
Defined benefit obligations at January 1,	$6,439,795	$5,619,337
Benefits paid during the year	(517,531)	(611,610)
Current service costs	770,934	691,767
Interest	96,019	145,589
Past service cost and gain (loss) on settlement	36,939	(68,898)
Actuarial loss	8,772	164,641
Exchange differences	6,745	498,969
Defined benefit obligations at December 31,	$6,841,673	$6,439,795

The following table presents the sensitivity analysis for each significant actuarial assumption with a variation of 1.0% in the assumptions as of the end of the reporting period:

December 31, 2020

Assumption	% Change (+) in Assumption	Liability	Amount Change in Liability	% Change in Liability	% Change (-) in Assumption	Liability	Amount Change in Liability	% Change in Liability
Discount Rate	1	$6,246,875	$(594,798)	-8.69	-1	$7,540,239	$698,566	10.21
Salary Increase Rate	1	7,303,544	461,871	6.75	-1	6,442,685	(398,988)	-5.83
Turnover Rate	1	6,515,632	(326,041)	-4.77	-1	6,990,881	149,208	2,18
Life Expectancy	+1 Year	6,860,711	19,038	0.28	-1 Year	6,822,778	(18,895)	-0.28

December 31, 2019

Assumption	% Change (+) in Assumption	Liability	Amount Change in Liability	% Change in Liability	% Change (-) in Assumption	Liability	Amount Change in Liability	% Change in Liability
Discount Rate	1	$5,877,653	$(562,142)	-8.73	-1	$7,098,037	$658,242	10.22
Salary Increase Rate	1	6,832,393	392,599	6.10	-1	6,098,352	(341,443)	-5.3
Turnover Rate	1	6,131,013	(308,782)	-4.79	-1	6,576,958	137,163	2.13
Life Expectancy	+1 Year	6,458,065	18,207	0.28	-1 Year	6,421,657	(18,137)	-0.28

Maturity profile of the defined benefit obligation as of December 31, are as follow:

Year	Defined Benefit Obligation
2021	$479,261
2022	$382,777
2023	$307,729
2024	$296,453
2025	$491,235
2026	$407,832
2027	$665,504
2028	$391,612
2029	$371,439
2030	$530,725
2031-2045	$16,658,962
>2045	$17,013,945

17.	SHAREHOLDERS’ EQUITY

On August 20, 2021, the shareholders of the Company approved a 1 for 3 reverse split of the Company’s authorized and issued ordinary shares whereby every three shares were consolidated into one share (the “Reverse Split”). In addition, the par value of each ordinary share increased from $0.001 to $0.003. The financial statements and all share and per share amounts have been retroactively restated to reflect the Reverse Split.

As of December 31, 2019, 16,666,663 ordinary shares were issued at par value of $0.003, equivalent to share capital of $50,000. On February 5, 2020, the shareholders of the Company authorized an increase in the authorized shares of the Company from 16,666,663 ordinary shares to 100,000,000 ordinary shares. In March 2020, the Company issued 689,427 ordinary shares (see Note 18) at par value. Total ordinary shares issued as of December 31, 2020 was 17,356,090, equivalent to share capital of approximately $52,069. As of December 31, 2020 and 2019, subscription receivable for these shares was $50,000. During 2020, the Company recorded a capital distribution to the controlling shareholder for approximately $380,000, representing the amount of a related party receivable/loan written off.

18.	STOCK-BASED COMPENSATION

On December 16, 2019, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with VCAB Eight Corporation, a Texas corporation (“VCAB”), pursuant to which, subject to certain preconditions being satisfied, it was agreed that VCAB would merge with and into the Company. The main objective of the Merger was to increase the Company’s shareholder base to, among other things, assist the Company in satisfying the listing standards of a national security exchange in the United States. The Merger was completed effective on March 10, 2020, and the separate existence of VCAB ceased on that date. As consideration for the Merger, the Company agreed to issue an aggregate of 877,025 shares of capital stock (“Plan Shares’) to VCAB’s claim holders. As of December 31, 2020, the Company has issued, 689,427 of the Plan Shares to approximately 670 designated and Bankruptcy Court approved claim holders. During 2021, the Company issued 187,598 of the Plan Shares to additional claim holders upon their approval by the Bankruptcy Court. Following the completion of this process, the Company has approximately 1,300 holders of its outstanding ordinary shares. The Company recorded the fair value of the shares in connection to the 877,025 shares issued in the merger transaction of $18,826 as stock-based compensation expense.

On January 8, 2020, Guardforce AI Service Ltd. entered into agreements with and transferred 833,333 shares each, totaling 1,666,666 of the Company’s ordinary shares, to, Mr. Terence Wing Khai Yap, the Company’s Chairman and Ms. Lei Wang, the Company’s Chief Executive officer. The shares, deemed as issuances by the Company, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as the Company’s Chairman and Chief Executive Officer, respectively. The Company accounted for these transfers as stock-based compensation expenses; the aggregate charge was $46,341, representing the fair value of the shared being transferred.

On March 13, 2020, the Company’s Board of Directors approved the transfer of 1,666,666 ordinary shares of Guardforce AI Co. Limited from Guardforce AI Technology to Profit Raider Investments Limited (“Profit Raider”) to fulfil a short-term borrowing transaction (Note 13). This transfer is deemed an issuance by the Company and the Company recorded a charge of stock-based compensation expense of $35,769.

19.	ADMINISTRATIVE EXPENSES

	For the years ended December 31,
	2020	2019
Staff expense	$2,759,505	$2,201,515
Rental expense	702,664	547,513
Depreciation and amortization expense	167,380	153,316
Utilities expense	120,236	131,810
Travelling and entertainment expense	138,707	108,021
Professional fees	932,891	391,273
Repairs and maintenance	70,443	104,813
Employee benefits	548,628	358,287
Other service fees	273,333	282,322
Other expenses**	960,685	474,696
	$6,674,472	$4,753,566

**	Other expenses mainly comprised of stock-based compensation, office expenses, stamp duties, training costs, etc.

20.	LEGAL RESERVE

Under the provisions of the Civil and Commercial Code, GF Cash (CIT) is required to set aside as a legal reserve at least 5% of the profits arising from the business of the Company at each dividend distribution until the reserve is at least 10% of the registered share capital. The legal reserve is non-distributable. The Company reserve has met the legal reserve requirement of $223,500 as of December 31, 2020 and 2019.

21.	RELATED PARTY TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2020:

Name of related parties	Relationship with the Company
Tu Jingyi (“Mr. Tu”)	Controlling shareholder
Long Top Limited	Mr. Tu’s father is the majority shareholder
Guardforce TH Group Company Limited	Mr. Tu’s father is the majority shareholder
Guardforce Security (Thailand) Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Bangkok Bank Public Company Limited	Minority shareholder
Shenzhen Junwei Investment Development Company Limited	Minority shareholder
Guardforce Aviation Security Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Guardforce 3 Limited	Mr. Tu’s father is the majority shareholder
Guardforce Group Limited	Controlled by Mr. Tu’s father
Guardforce AI Technology Limited	Holding Company
Guardforce AI Service Limited	Holding Company
Profit Raider Investment Limited	10% shareholder effective March 2020
Shenzhen Douguaer Investment Partnership	Ultimately controlled by Mr. Tu
Guardforce Holdings (HK) Limited	Controlled by Mr. Tu’s father
Guardforce Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	Controlled by Mr. Tu
Perfekt Technology & System Co., Ltd.	Mr. Tu’s father is the majority shareholder of its ultimate holding company

The principal related party balances and transactions as of and for the years ended December 31, 2020 and 2019 are as follows:

Amounts due from related parties:

		As of December 31,
		2020	2019
Guardforce Group Limited	(a)	$-	$11,966
Guardforce TH Group Company Limited	(a)	6,026	92,078
Guardforce AI Technology Limited	(a)	-	850
Guardforce AI Service Limited	(a)	-	850
Bangkok Bank Public Company Limited	(b)	443	-
Guardforce Limited	(c)	20,647	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	(d)	346,152	-
		$373,268	$105,744

(a)	Amounts due from Guardforce Group Limited, Guardforce TH Group Company Limited, Guardforce AI Technology Limited and Guardforce AI Service Limited were business advances for operational purposes. In May 2020, the company wrote off approximately $80,000 of amount due from Guardforce TH Group Company Limited. The write off is recorded as a capital distribution.

(b)	Amounts due from Bangkok Bank Public Company Limited represents trade receivables for service provided by the Company.

(c)	Amounts due from Guardforce Limited represents primarily trade receivables for the sale of robots. The balance was fully settled in January 2021.

(d)	Amounts due from Shenzhen Intelligent Guardforce Robot Technology Co., Limited comprised of $187,665 advance to suppliers for the purchase of robots and $158,487 commission receivable.

Long-term loan to related party:

	As of December 31,
	2020	2019
Long Top Limited	$-	$315,173

On April 27, 2018, the Company made a long term loan to Long Top Limited with an interest of 3%. The loan was due on December 31, 2019 and it was further extended to December 31, 2021. All interest and principal are due on the same date. On January 1, 2020, the Company wrote off the outstanding loan to Long Top Limited of approximately $300,000. The write off is recorded as a capital distribution.

Amounts due to related parties:

		As of December 31,
		2020	2019
Tu Jingyi	(b)	$88,047	$67,139
Shenzhen Junwei Investment Development Company Limited	(a)	225,085	224,766
Guardforce 3 Limited	(a)	-	5,751
Shenzhen Douguaer Investment Partnership	(a)	-	1,728
Guardforce Holdings (HK) Limited	(c)	156,782	-
Profit Raider Investment Limited	(b)	1,136,664	-
Guardforce Aviation Security Company Limited	(d)	1,224	-
Guardforce Security (Thailand) Company Limited	(d)	62,667	-
		$1,670,469	$299,384

(a)	Amounts due to Shenzhen Junwei Investment Development Company Limited, Guardforce 3 Limited and Shenzhen Douguaer Investment Partnership represent non-interest bearing advances from related parties. In May 2020, the amount due to Guardforce 3 Limited was forgiven.

(b)	Amounts due to Tu Jingyi and Profit Raider Investment Limited represented interest accrued on the respective loans.

(c)	Amounts due to Guardforce Holdings (HK) Limited comprised of $99,998 advances made and $56,784 accrued interests on the loans.

(d)	Amounts due to Guardforce Aviation Security Company Limited and Guardforce Security (Thailand) Company Limited represent accounts payable for services provided by related parties.

Short-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$-	$1,499,998
Tu Jingyi	(b)	-	1,437,303
		$-	$2,937,301

Long-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$4,140,500	$-
Tu Jingyi	(b)	1,437,303	-
Profit Raider Investment Limited	(c)	13,508,009	-
		$19,085,812	$-

(a)	On December 31, 2019, the Company entered into an agreement with Guardforce Holdings (HK) Limited whereby Guardforce Holdings (HK) Limited loaned $1,499,998 to the Company. The loan is unsecured and it bears an interest rate of 3%. The loan was initially due on December 31, 2020. During the year ended December 31, 2020, the Company repaid $507,998 to partially settle the principal. The loan was extended to December 22, 2022 bearing interest rate at 2%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $19,840 and $123, respectively.

On April 17, 2020, the Company borrowed $2,735,000. The loan is unsecured and bears an interest rate at 2%. The loan is due on April 16, 2023. For the year ended December 31, 2020, interest expense on this loan was $34,187.

On September 9, 2020, the Company borrowed $413,500. The loan is unsecured and it bears interest at 2%. The loan is due on September 8, 2023. For the year ended December 31, 2020, interest expense on this loan was $2,757.

(b)	On September 1, 2018, the Company entered into an agreement with Mr. Tu Jingyi whereby he lent $1,437,303 (RMB10 million) to the Company. The loan is unsecured with an interest at 3%. The loan was expired on August 31, 2019, which was extended to August 31, 2020. On September 1, 2020, the Company further extended the loan to August 31, 2022 with an interest rate at 1.5%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $35,933 and approximately $38,000, respectively.

(c)	As of December 31, 2019, the loan from Profit Raider was presented as short-term borrowings from a third party (Note 13). On March 11, 2020, the Company entered into a second supplemental agreement to the loan agreement with Profit Raider to extend the due date of the loan to December 31, 2020. The outstanding principal amount due was $13,508,009 and the amount of interest accrued on the loan, calculated up to December 31, 2020 was $1,136,664.

On March 13, 2020, the Company’s Board of Directors approved the transfer of 1,666,666 ordinary shares of Guardforce AI Co. Limited from Guardforce AI Technology to Profit Raider. As a result of this share transfer, Profit Raider is deemed an affiliate of the Company.

On December 31, 2020, the loan with Profit Raider was extended to December 31, 2022 with the same terms and conditions. For the year ended December 31, 2020 and 2019, interest expense was $579,039 and $293,827 (Note 13), respectively.

Related party transactions:

		For the years ended December 31,
	Nature	2020	2019
Service/ Products received from related parties:
Guardforce Security (Thailand) Company Limited	(a)	$714,625	$415,604
Guardforce Aviation Security Company Limited	(b)	13,190	4,219
Perfekt Technology & System Co., Ltd.	(c)	35,842	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Purchases	(d)	1,584,873	-
Profit Raider Investment Limited	(e)	150,000	-
		$2,498,530	$419,823

Service/ Products delivered to related parties:
Bangkok Bank Public Company Limited	(f)	$9,726	$-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Commission	(g)	158,487	-
Guardforce Limited – Sales	(h)	205,589	-
		$373,802	$-

Nature of transactions:

(a)	Guardforce Security (Thailand) Co., Ltd. provided security guard services to the Company;

(b)	Guardforce Aviation Security Co., Ltd. provided escort services to the Company;

(c)	Perfekt Technology & System Co., Ltd. provided security equipment to the Company;

(d)	The Company purchased robots from Shenzhen Intelligent Guardforce Robot Technology Co., Limited;

(e)	The Company paid $150,000 outstanding accrued interest to Profit Raider Investment Limited;

(f)	The Company provided CIT service to Bangkok Bank Public Company Limited;

(g)	Shenzhen Intelligent Guardforce Robot Technology Co., Limited shall pay commission to the Company for the robots purchased.

(h)	The Company sold robots to Guardforce Limited.

22.	COMMITMENTS AND CONTINGENCIES

Executives/directors agreements

The Company has several employment agreements with executives and directors with the latest expiring in 2024. All agreements provide for automatic renewal options with varying terms of one year or three years unless terminated by either party. Future payments for employment agreements as of December 31, are as follows:

Amount
Years ending December 31:
2021	$510,463
2022	358,951
2023	285,000
2024	1,538
Total minimum payment required	$1,155,952

Contracted expenditure commitments

The Company’s contracted expenditures commitments as of December 31, 2020 but not provided in the consolidated financial statements are as follows:

		Payments Due by Period
			Less than	1-3	4-5	More than
Contractual Obligations	Nature	Total	1 year	years	years	5 years
Service fee commitments	(a)	$1,039,515	$373,159	$666,356	$-	$-
Operating lease commitments	(b)	342,151	285,304	56,847	-	-
		$1,381,666	$658,463	$723,203	$-	$-

(a)	The Company has commitments to pay certain service fees to Stander Information Company Limited, as its service provider to provide technical services for operating systems, that comprise a monthly fixed amount and certain other fees as specified in the agreement.

(b)	The Company has leased various low value items with various lease terms.

Bank guarantees

As of December 31, 2020, the Company had commitments with banks for bank guarantees in favor of government agencies and others of approximately $3,164,000.

Litigation

As of the date of filing, the Company is a defendant in various labor related lawsuits totaling approximately $773,858 Management believes these cases are without merit and is confident that the Appeals Court will make the decision according to the consideration of the Court of First Instance and order the dismissal of such lawsuits. Therefore, no provision has been made for these liabilities in the financial statements.

23.	CONCENTRATIONS

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenue for the years ended December 31, 2020 and 2019.

	For the years ended December 31,
	2020	% of revenue	2019	% of revenue
Company A	$10,237,481	27.2%	$10,314,869	26.7%
Company B	7,284,968	19.3%	7,032,721	18.2%
Company C	3,296,691	8.8%	4,143,091	10.7%
Company D	4,007,021	10.6%	2,831,833	7.3%
	$24,826,161	65.9%	$24,322,514	62.9%

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	As of December 31,
	2020	% account receivable	2019	% account receivable
Company A	$803,031	14.7%	$769,734	13.8%
Company B	708,165	12.9%	653,256	11.7%
Company C	584,928	10.7%	685,419	12.3%
Company D	1,215,095	22.2%	1,155,864	20.8%
	$3,311,219	60.5%	$3,264,273	58.6%

24.	SUBSEQUENT EVENTS

Subsequent events have been reviewed through the date the consolidated financial statements were issued and required no adjustments or disclosures other than the following:

On the February 4, 2021, the Company announced the acquisition of a majority stake in information security consultants Handshake Networking Ltd (“Handshake”), a Hong Kong-based company specializing in penetration testing. A total of 43,700 shares were issued and valued at $7.50 per share in consideration for 51% of Handshake.

On August 20, 2021, in addition to the Reverse Split (see Note 17), the shareholders of the Company also approved:

●	a proposal to resolve fractional entitlements to the Company’s issued ordinary shares resulting from the Reserve Split – under the proposal, fractional shares will be disregarded and will not be issued to the shareholders of the Company but all such fractional shares shall be redeemed in cash for the fair value of such fractional share, with fair value being defined as the closing price of the ordinary shares on a post-reverse split basis on the applicable trading market on the first trading date of the Company’s ordinary shares following the effectiveness of the Reverse Split; and

●	an increase in the Company’s authorized ordinary shares from 100,000,000 to 300,000,000.

25.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test of its restricted net assets of the consolidated subsidiaries in accordance with the Securities and Exchange Commission’s Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information of the parent company.

The subsidiaries did not pay any dividends to the Company for the periods presented. For the purpose of presenting parent-only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed statement of financial position of the Company as “Investment in subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with IFRS have been condensed or omitted.

The parent Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2020 and 2019.

STATEMENTS OF FINANCIAL POSITION - PARENT COMPANY ONLY

	As of December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,030,340	$1,508,244
Other receivables	-	57,400
Investment in subsidiaries	1,823,463	2,147,265
Total assets	$2,853,803	$3,712,909

Liabilities and equity

Trade and other payables	$116,084	$1,014,593
Long-term borrowings from related company	4,947,400	1,437,303
Total liabilities	5,063,484	2,451,896

Equity
Ordinary Shares* –Authorized 100,000,000 shares, par value $0.003 (2019: Authorized 16,666,663 shares)	52,069	50,000
Subscription receivable	(50,000)	(50,000)
Additional paid in capital	2,082,795	2,360,204
Legal reserve	223,500	223,500
Deficit	(4,722,294)	(1,596,270)
Accumulated other comprehensive income	204,249	273,579
Total equity	(2,209,681)	1,261,013
Total liabilities and equity	$2,853,803	$3,712,909

*	Giving retroactive effect to the reverse split on August 20, 2021.

STATEMENTS OF PROFIT AND LOSS AND COMPREHENSIVE LOSS - PARENT COMPANY ONLY

	For the years ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	$-	$-
Cost of revenue	-	-
Gross margin	-	-

Administrative expenses	(1,519,150)	(656,176)
Loss from operations	(1,519,150)	(656,176)

Other income, net	9	-
Finance cost	(92,717)	(53,214)
Equity (loss) income from equity investments	(1,514,166)	763,425
Net (loss) profit for the year	(3,126,024)	54,035
Total comprehensive (loss) income for the year	$(3,126,024)	$54,035

STATEMENTS OF CASH FLOWS – PARENT COMPANY ONLY

	For the years ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net (loss) profit	$(3,126,024)	$54,035
Adjustments to reconcile net income to net cash provided by operating activities
Stock-based compensation	100,936	-
Equity (loss) income from equity investments	1,514,166	(763,425)
Changes in operating assets and liabilities:
Other receivables, net	57,400	332,599
Other payables	975,618	1,422,550
Net cash provided by operating activities	(477,904)	1,045,759

Net (decrease) increase in cash and cash equivalents, and restricted cash	(477,904)	1,045,759
Cash and cash equivalents at beginning of year	1,508,244	462,485
Cash and cash equivalents at end of year	$1,030,340	$1,508,244

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, after the date hereof but before the completion or termination of this offering:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 29, 2021;

●	the Company’s Report on Form 6-K furnished to the SEC on December 17, 2021, containing our unaudited consolidated financial statements for the six months ended June 30, 2021 and 2020; and

●	the description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A12B (File No. 001-40848) filed with the SEC on September 28, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus, and any future reports of foreign private issuer on Form 6-K we furnish with the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

Any statement contained in a document that we incorporate by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein prior to the termination of this offering) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Such request should be directed to: Guardforce AI Co., Limited, 10 Anson Road, #28-01 International Plaza, Singapore 079903, and telephone number +66 (0) 2973 6011.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of the website is www.sec.gov. The information on our website (https://www.guardforceai.com), other than our SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under Delaware corporate law for a Delaware corporation. In addition, we entered into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

We have entered into separate indemnity agreements with our directors and officers to indemnify each of them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We have maintained directors’ and officers’ liability insurance for our directors and officers since September 28, 2021.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association together with resolutions passed by the shareholders on August 20, 2021 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K furnished on August 25, 2021)

4.1	Form of Purchasers Warrant (incorporated by reference to Exhibit 10.4 to the Report on Form 6-K furnished on January 21, 2022)

5.1*	Opinion of Conyers Dill & Pearman

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K furnished on January 21, 2022)

10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Report on Form 6-K furnished on January 21, 2022)

10.3	Placement Agent Agreement dated January 18, 2022 (incorporated by reference to Exhibit 10.2 to the Report on Form 6-K furnished on January 21, 2022)

10.4*	Form of Lock-up Agreement

10.5	Guardforce AI Co., Limited 2022 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K furnished on January 27, 2022)

10.6	Form of Share Option Agreement (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K furnished on January 27, 2022)

10.7	Form of Restricted Share Award Agreement (incorporated by reference to Exhibit 10.2 to the Report on Form 6-K furnished on January 27, 2022)

10.8	Form of Restricted Share Units Award Agreement (incorporated by reference to Exhibit 10.3 to the Report on Form 6-K furnished on January 27, 2022)

21.1*	List of Subsidiaries

23.1*	Consent of Wei, Wei & Co., LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3*	Consent of Watson Farley & Williams (Thailand) Limited

24.1*	Power of Attorney (included on signature page hereof).

107*	Filing Fee Table

*	Filed herewith.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offer made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 31, 2022.

GUARDFORCE AI CO., LIMITED

By:	/s/ Lei Wang
Lei Wang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lei Wang and Terence Wing Kai Yap, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lei Wang Lei Wang	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2022

/s/ Chung Chi Ng Chung Chi Ng	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2022

/s/ Terence Wing Kai Yap Terence Wing Kai Yap	Chairman of the Board	January 31, 2022

/s/ John Fletcher	Independent Director	January 31, 2022
John Fletcher

/s/ David Ian Viccars	Independent Director	January 31, 2022
David Ian Viccars

/s/ Donald Duane Pangburn	Independent Director	January 31, 2022
Donald Duane Pangburn

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Guardforce AI Co., Limited, has signed this registration statement or amendment thereto in New York, New York, U.S.A. on January 31, 2022.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.